As filed with the Securities and Exchange Commission on September 11, 2012

Registration No. 333-179820

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Quinko-Tek International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	5020	45-0676267
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1855 Hymus Blvd.
Dorval, Quebec
Canada H9P 1J8
Tel: (514) 685-2707
Fax: (514) 685-5920
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
1645 Village Center Circle, Suite 170
Las Vegas, NV 89134
Tel: 888-528-2677
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gregg E. Jaclin, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Tel: (732) 409-1212 Fax: (732) 577-1188

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation OF Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share	2,002,842	$0.033	$66,093.79	$7.57

This Registration Statement covers the resale by our selling shareholders of up to 2,002,842 shares of common stock previously issued to such selling shareholders. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private offering. The price of $0.033 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC BB, nor can there be any assurance that such an application for quotation will be approved.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion on September 11, 2012

2,002,842 shares of common stock

Quinko-Tek International, Inc.

This prospectus relates to periodic offers and sales of 2,002,842 shares of our common stock by the selling security holders.

Our common stock is presently not traded on any market or securities exchange. The 2,002,842 shares of our common stock can be sold by selling security holders at a fixed price of $0.033 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 2 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2012

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

“We,” “us,” “our company,” “our,” “Quinko” and the “Company” refer to the combined business Quinko-Tek International, Inc. and its consolidated subsidiaries, but do not include the shareholders of Quinko-Tek International, Inc.

Business Overview

We were incorporated under the laws of the State of Nevada on December 28, 2010.  We are a holding company and conduct our operations through our subsidiary in Canada named 152724 Canada Inc. (“CanCo”). CanCo was incorporated in 1986 and is headquartered in Montreal, Canada. It is a wholesaler and importer of hardware for the furniture and cabinet trade.

In August 2011, we completed a private placement offering by selling 4,005,640 shares of common stock to 111 non-U.S. investors for approximately $130,000.

On December 12, 2011, we formed a company named Quinko-Tek Call Corp. (“CallCo”) in accordance with the Business Corporations Act (Ontario) whereby CallCo became our wholly owned subsidiary. On the same day, we formed a company named Quinko-Tek Acquisition Corp. (“AcquisitionCo”) in accordance with the Business Corporations Act (Ontario) whereby AcquisitionCo becames a wholly owned subsidiary of CallCo.

On January 26, 2012, we completed a series of transaction by entering into a share exchange agreement, rollover agreement, support agreement, and voting and trust exchange agreement with certain parties. As a result, CanCo become our wholly owned subsidiary. See “Corporate History and Structure” of this prospectus.

On August 31, 2012, we entered into a share transfer agreement (the “Share Transfer Agreement”) with Joshua Kroo and Gavriella Kroo, pursuant to which Joshua Kroo transferred 1,919,095 shares of the Company’s common stock to Gavriella Kroo for an aggregate purchase price of $11,513.57.

Also on August 31, 2012, our board of directors approved the issuance of 2,028,500 shares of common stock of the Company to Ira Kroo for an aggregate subscription price of $12,228.05.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 2.

Corporate Information

The address of our principal executive office is at 1855 Hymus Blvd., Dorval, Quebec, Canada H9P 1J8, and our telephone number is (514) 685-2707. We maintain a website at www.quinkotek.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Shares of common stock offered by selling shareholders	2,002,842

Shares of common stock outstanding before the offering	9,872,331 (not including 8,133,309 shares of common stock to be issued upon conversion of the Exchangeable Shares of AcquisitionCo)

Shares of common stock outstanding after the offering	9,872,331 (not including 8,133,309 shares of common stock to be issued upon conversion of the Exchangeable Shares of AcquisitionCo)

Terms of the offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds	We will not receive proceeds from the resale of shares by the selling shareholders.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts or do not relate to present facts or conditions may be considered forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending in Canada and other parts of the world that affect not only the ultimate consumer, but also retailers. As a result, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, or maintain or improve our earnings from operations as a percentage of net sales. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

We are a holding company based in the United States and most of our business, assets and operations are located in the Canada.   You may have difficulty enforcing judgments obtained against us.

We are a holding company based in the United States and most of our business, assets and operations are located in Canada through our subsidiaries. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Canada courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of Canada would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Canada courts would be competent to hear original actions brought in Canada against us or such persons predicated upon the securities laws of the United States or any state.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

Two of our strategies are to expand our sourcing and supplier network, as well as to increase our sales to the United States. We cannot assure you that we will be able to successfully overcome the obstacles and establish our products in the United States or expand our sales network. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

We currently do not have any written agreement with our suppliers or customers. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, our business operations and financial results will be adversely affected.

We currently do not have any written agreement with our suppliers or customers. We do not know if these suppliers or customers will continue to cooperate with us although we have good relationships with them. Also, the terms of the transactions are not guaranteed and may be changed from time to time or subject to negotiation based on supply and demand. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, or if the terms of the transaction negatively change, our revenues and operations will be adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our production lines and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States and Canada, and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Need for additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Our future success is dependent, in part, on the performance and continued service of Ira Kroo, our president and director. Without his continued service, we may be forced to interrupt or eventually cease our operations.

Our success depends to a significant degree on the services rendered to us by our key employees.  If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Ira Kroo, our president and director. Without his continued service, we may be forced to interrupt or eventually cease our operations. The loss of any key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

Our success will depend, in part, on our ability to obtain and maintain protection in Canada and the United States for certain intellectual property. Our intellectual properties may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our trademark protection and force us to incur unanticipated costs.

We may incur significant costs to be a public company to ensure compliance with U.S corporate governance and accounting requirements and we may not be able to absorb such costs.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. Securities Laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Nevada corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Our Securities

We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The offering price of our common stock was determined based on the price of our private offering, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.033 per share for the shares of common stock was determined based on the price of our private offering. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 160,000,000 shares of capital stock consisting of 150,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Our authorized capital includes 10,000,000 shares of undesignated preferred stock, of which one (1) share is designated as share of Series A Preferred Stock.  Please see “Description of Securities—Series A Preferred Stock.”  Our Board of Directors has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval.  Our Board of Directors may, in the future, consider adopting additional anti-takeover measures. The authority of our board of directors to issue undesignated stock and the anti-takeover provisions of Nevada law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of us that are not approved by our Board of Directors.  As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders. However, in the future if we decide to issue more shares our existing shareholders will experience dilution.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock. We anticipate on applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders

As of September 11, 2012, we had 114 shareholders of our common stock.

Transfer Agent and Registrar

Island Stock Transfer Company is currently the transfer agent and registrar for our common stock. Its address is 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. Its phone number is (727) 289-0010.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The information and financial data discussed below is derived from the audited financial statements of the Company for its fiscal years ended January 31, 2012 and 2011, and the unaudited financial statements of the Company for its three month periods ended April 30, 2012 and 2011.  The financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the historical financial statements and related notes of the Company contained elsewhere in this prospectus. The financial statements contained elsewhere in this prospectus fully represent the Company’s financial condition and operations; however, they are not indicative of the Company’s future performance.

Company Overview

We were incorporated under the laws of the State of Nevada on December 28, 2010.  We are a holding company and conduct our operations through our subsidiary in Canada named 152724 Canada Inc. (“CanCo”). CanCo was incorporated in 1986 and is headquartered in Montreal, Canada. It is a wholesaler and importer of hardware for the furniture and cabinet trade.

In August 2011, we completed a private placement offering by selling 4,005,640 shares of common stock to 111 non-U.S. investors for approximately $130,000.

On December 12, 2011, we formed a company named Quinko-Tek Call Corp. (“CallCo”) in accordance with the Business Corporations Act (Ontario) whereby CallCo became our wholly owned subsidiary. On the same day, we formed a company named Quinko-Tek Acquisition Corp. (“AcquisitionCo”) in accordance with the Business Corporations Act (Ontario) whereby AcquisitionCo became a wholly owned subsidiary of CallCo.

On January 26, 2012, we completed a series of transactions by entering into a share exchange agreement, rollover agreement, support agreement, and voting and trust exchange agreement with certain parties. As a result, CanCo became our wholly owned subsidiary. See “Corporate History and Structure” of this prospectus.

On August 31, 2012, we entered into a share transfer agreement (the “Share Transfer Agreement”) with Joshua Kroo and Gavriella Kroo, pursuant to which Joshua Kroo transferred 1,919,095 shares of the Company’s common stock to Gavriella Kroo for an aggregate purchase price of $11,513.57.

Also on August 31, 2012, our board of directors approved the issuance of 2,028,500 shares of common stock of the Company to Ira Kroo for an aggregate subscription price of $12,228.05.

We plan to take the following action to implement our business plan and maintain our growth:

-	Continue expansion and growth in the United States and regions of Canada outside Quebec;
-	Introduce additional product lines branded under the Q-Line Elite trademark. We hope that each of these new lines will offer new or better options to customers than existing similar product choices;
-	Strengthen or establish new relationships with manufacturing partners who offer unique and exceptional product lines of their own;
-	Increase investment in web based marketing and on-line ordering capabilities;
-	Increase investment in internal operational procedures to enable better inventory control and even better delivery of service and advice; and
-	Further develop relationships with existing customers and expansion of products they are currently purchasing.

Foreign Currency Risk

We make purchases and sales in both Canadian (CAD) and USD in the normal course of business. A significant percentage of our goods are purchased in US dollars. A significant percentage of our sales are made in Canadian dollars.

To offset the risk involved in fluctuations in the CAD/USD exchange rate, we have strategically been increasing our sales denominated in USD, even to our Canadian customers. As well, sales to the U.S. market are made in USD. In addition, we use a very conservative policy with regard to our CAD selling prices, including as part of our costing model a significant factor to protect against a negative foreign exchange move.

Finally, we monitor daily the changes in the CAD/USD exchange rate and where appropriate we either cover our USD requirements in spot purchases or protect us with the purchase of futures.

Results of Operations

The following table summarizes changes in selected operating indicators of the Company, illustrating the relationship of income and expense items to net earnings (loss) for the respective periods presented (components may not add or subtract to totals due to rounding):

	For the Three Months Ended April 30,		For the Year Ended January 31,
	2012	2011	2012	2011
Sales	$2,873,755	$2,949,380	$10,938,529	$9,912,698
Cost of Goods Sold	1,915,016	2,009,345	7,088,597	6,698,077
Gross Profit	958,739	940,035	3,849,932	3,214,621
Total Operating Expenses	920,513	927,376	3,709,524	3,127,882
Income from Operations	38,226	12,658	140,408	86,739
Current Income Tax	16,605	0	57,550	44,233
Deferred Income Tax	(5,270)	0	16,235	136,402
Net Earnings (Loss)	26,891	12,658	66,623	(93,896)
(Foreign currency translation)	(5,999)	(3,247)	(4,657)	11,199
Comprehensive Income (Loss)	$20,892	$9,411	$61,966	$(82,698)

Results of Operations for the Three Months ended April 30, 2012 as Compared to the Three Months ended April 30, 2011

During the three month ended April 30, 2012, in Canadian dollar terms (the currency in which the Company operates), sales increased marginally. In US dollar terms (the reporting currency), sales decreased year over year. Gross profit, however, expanded during the period. The relatively flat sales reflected the difficult economic environment while the gross profit expansion reflects a continuation of the strategy of the introduction of products to existing customers which bear higher margins and the addition of new customers that generally are smaller and pay higher prices than large customers. Of significant note is the increase of sales for the period to the US market year over year. Sales to US customers increased by 78% and the number of US customers increased by 22%.

With regard to expenses, the Company accelerated its investment in establishing its presence in the U.S. market. This included leasing a new warehouse facility in the New York metropolitan area. Without the expenses related to the US expansion EBITDA for the period ended April 30, 2012 would have been $159,358 compared to $108,090 for the period ended April 30, 2011.

Sales

Sales for the period ended April 30, 2012 were approximately $2.87 million as compared to approximately $2.95 million for the same period in 2011, a decrease of 2.54%. This decrease is entirely attributed to the lower value of the Canadian dollar versus the US dollar in the comparable periods, a decrease of 3.21%. In Canadian dollars sales actually increased marginally, by 0.58%.

Sales in the Company’s market of Quebec were stable with weakness in purchases by some customers compensated by increases in purchases by other customers. Sales in the Ontario market were weaker but were compensated by increased sales in Eastern Canada and the US. Below is the geographic mix of sales:

	For the Three Months Ended April 30, 2012	For the Three Months Ended April 30, 2011
Quebec	85.6%	88.9%
Canada (outside Quebec)	6.2%	6.2%
U S	8.2%	4.9%
Total	100%	100%

Cost of Goods Sold

Cost of goods sold for the period ended April 30, 2012 was approximately $1.92 million versus $2.01 million for the period ended April 30, 2011. This represents a decrease of 4.67%. The decrease can be attributed to changes in the product mix as the Company strategically shifts to higher margin products within its product offerings. Without the foreign currency translation difference, the cost of goods sold would have been 2.5% lower during the period ended April 30, 2012.

The Company imports 80% of its product from outside of Canada and pays for virtually all of these purchases in USD. Since a very high percentage of the Company’s sales are generated within Canada (see Sales above) the Company has adopted a specific strategy to protect itself from currency fluctuations and the consequent risks:

●	The Company has been strategically increasing its sales denominated in USD, even to its Canadian customers,

●	Sales to the U.S. market are made in USD hence generating revenue in USD, and,

●
The Company uses a very conservative policy with regard to calculating its CAD selling prices, adding to its costing model a significant special cost factor to protect against a negative foreign exchange move.

Finally, the Company also monitors daily the changes in the CAD/USD exchange rate and where appropriate will either cover its USD requirements with spot purchases of USD or protect itself with the purchase of Futures in USD.

Of the imports 74% come from the Republic of China with the balance purchased in approximately equal proportions between Europe, the US and South America.

Gross Profit

Gross profit for the period ended April 30, 2012 was approximately $0.96 million as compared to approximately $0.94 million for the period ended April 30, 2011. This represents an improvement in gross profit margin to 33.4% from 31.9%. This improvement reflects:

●
The overall change in the mix of customers as many of the newer customers are mid-size or small companies who pay higher prices for their products purchased because they are purchasing smaller quantities than large customers.

●
The expansion of certain product lines adding new related products which generate higher margins as they are more specialized products and therefore can bear higher margins than the more common high volume products.

●	Management focus on pricing policies, increasing prices to certain markets or customers where there is more acceptance of such price increases.

Total Operating Expenses

Total operating expenses for the period ended April 30, 2012 were approximately $920,513 as compared to approximately $927,376 for the period ended April 30, 2011, representing very slight change year over year. There are several highlights of significance within these total numbers:

●
Expenses related to US operations of $74,600, which represents an increase of almost 90% year over year. As the Company continues to prepare itself for major sales growth in the US it is adding physical capacity and personnel. During the period we leased a warehouse facility in the New York metropolitan area.

●	An increase of approximately $37,000 in office salaries. Additional personnel were added to provide adequate and qualified management to guide the planned addition of new product lines in fiscal 2012.

●	During the period approximately $21,000 of general corporate funds were expended in professional fees.

Earnings Before Taxes

For the period ended April 30, 2012, earnings before taxes were $38,226 as compared to $12,658 for the period ended April 30, 2011, representing an increase of more than 116% year over year despite absorbing the significantly increased expenses related to the US expansion.

Without the expenses incurred with regard to the US expansion and the initiation of the IPO process, the Company would have achieved earnings before taxes of $112,404 for the period ended April 30, 2012 as compared to $59,828 for the period ended April 30, 2011.

Comprehensive Income (Loss)

As a result of the above factors, comprehensive income for the ended April 30, 2012 was $20,892 as compared to $9,411 for the period ended April 30, 2011.

Results of Operations for the Year ended January 31, 2012 as Compared to the Year ended January 31, 2011

During the year ended January 31, 2012, the Company was able to increase sales and gross profit significantly. The increase in sales reflects new customers in all markets as well as an increasing breadth of products sold to both new and existing customers. Gross profit expansion reflects a combination of the introduction of products to existing customers which bear higher margins and new customers that generally are smaller and pay higher prices for products than large customers.

With regard to significant expenses, the Company:

●	Continued investment in establishing our presence in the Northeastern U.S. market remained a key strategy of the Company and was increased from the previous year.

●	The Company began the process of obtaining a listing on the US securities market, with the inherent expenses such an objective entails.

●	The Company also increased its investment in personnel in preparation for expected significant growth in the future.

Sales

Sales for the year ended January 31, 2012 were approximately $10.94 million as compared to approximately $9.91 million for the year ended January 31, 2011, an increase of 10.35%.

An important driver of this increase was the addition of new customers in Quebec as well as in Eastern Canada, the Northeast U.S. and mid-western Canada. The Company estimates that new customers accounted for 4.6% of total sales. Management estimates that 90% of new customer sales were generated in Quebec where 70% of the new customers are located.

Another factor resulting in increased sales was the expansion of the product offerings to both existing and new customers, both in response to requests from existing customers and in reaction to perception of the needs of these customers. Almost all of these sales were in Quebec.

It is a specific strategic objective of management to increase the number of customers it serves as well as to increase the array of products these customers purchase. To achieve this management has clearly conveyed its objectives to both its independent and full time sales representatives and results are regularly reviewed with all personnel involved.

The geographic mix of sales is as below:

	For the Year Ended January 31, 2012	For the Year Ended January 31, 2011
Quebec	87%	90.7%
Canada (outside Quebec)	6.5%	5.2%
U S	6.5%	4.1%
Total	100%	100%

The Company was also the beneficiary of a higher average CAD/USD exchange rate.  The average exchange rate for the year ended January 31, 2012 was 1.0099 versus 0.9743 for the year ended January 31, 2011. Without the foreign currency translation difference, the increase in sales would have been 6.81% higher during the year ended January 31, 2012.

Cost of Goods Sold

Cost of goods sold for the year ended January 31, 2012 was approximately $7.09 million versus $6.70 million for the year ended January 31, 2011. This represents an increase of 5.83%.

The increase can be attributed to increased purchases during the period to support the increased sales as well as a higher CAD/USD exchange rate. Without the foreign currency translation difference, the cost of goods sold would have been 2.64% higher during the year ended January 31, 2012.

The Company imports 89% of its product from outside of Canada and pays for 90% of these purchases in USD. Since a very high percentage of the Company’s sales are generated within Canada, the Company has adopted a specific strategy to protect itself from currency fluctuations and the consequent risks.

Of the imports 74% come from the Republic of China with the balance purchased in approximately equal proportions between Europe, the US and South America.

Gross Profit

Gross profit for the year ended January 31, 2012 was approximately $3.85 million as compared to approximately $3.21 million for the year ended January 31, 2011. This represents an improvement in gross profit margin to 35.20% from 32.43%. This improvement reflects:

●
The overall change in the mix of customers as many of the newer customers are mid-size or small companies who pay higher prices for their products purchased because they are purchasing smaller quantities than large customers.

●
The expansion of certain product lines adding new related products which generate higher margins as they are more specialized products and therefore can bear higher margins than the more common high volume products.

●	Management focus on pricing policies, increasing prices to certain markets or customers where there is more acceptance of such price increases.

Total Operating Expenses

Total operating expenses for the year ended January 31, 2012 were approximately $3.71 million as compared to approximately $3.13 million for the year ended January 31, 2011. This represents an increase of 18.60% year over year.

There are a number of significant factors to which this can be attributed:

●
An increase of approximately $90,000 in warehouse salaries reflecting additional personnel required to handle the increased quantity of product sold as well as to be trained in anticipation of the expected future growth of the company. A critical element of the company’s success to date and in the future is service, and warehouse operations are an essential requirement to provide this.

●
An increase of approximately $92,000 in office salaries. Additional personnel was added to provide adequate and qualified management to guide the planned addition of new product lines in fiscal 2012 as well as to manage the next step in the US expansion strategy. Both these aspects are addressed more fully in the Business section outlining the Company’s future growth strategies.

●
An increase in rent for the Company’s primary facilities in Montreal in accordance with the lease currently in place. This amounted to approximately $53,000. The cumulative total of further rent increases through 2016 will be nominal. As well for the year ended January 31, 2012 there was an extraordinary expense of approximately $25,000 to the landlord for which the Company was responsible.

●
Expenses related to US operations of $186,522 which represents an increase of $78,000 over expenses related to US operations for the year ending January 31, 2011. For the fiscal years ending January 31, 2011 and January 31, 2012 the total investment has been approximately $290,000. Over this period the Company has increased its presence in the New York and mid-Atlantic markets. Customers in these markets who have been introduced to the Company have been very enthusiastic with regard to having the opportunity to purchase from the Company. As a result the Company believes that in 2012 the investment and the related efforts made during these last 2 years will lead to penetration of these markets and the beginning of capturing an important share of these markets.

●
In late 2010 the Company first began to seriously consider a listing on the US stock exchanges. During the fiscal year ending January 31, 2011 this possibility was undertaken as outlined elsewhere in this filing. Some capital was raised from private investors to help with the expense but over and above this amount approximately $49,000 of general corporate funds were also expended in professional fees.

●
Finally, the higher average CAD/USD exchange rate was also a factor in the comparative year over year increase in Operating Expenses. Approximately 4.18% of the increase can be attributed to the foreign exchange rate difference. Without this foreign currency translation difference, the increase in total operating expenses would have been 14.41%.

Forgiveness of Debt – Advances from Related Parties

For the year ended January 31, 2012 the Company was the beneficiary of a forgiveness of debt in the amount of $144,246. For the year ended January 31, 2011 the Company was the beneficiary of a forgiveness of debt in the amount of $974,300. Both of these were non-cash transactions. Over the history of CanCo, Kroo Investments Limited and Vinn Investments Limited, had loaned significant amounts to CanCo in order to maintain its liquidity and provide working capital. Mr. Emil Kroo, the father of the current principal shareholder of the Company and formerly the principal shareholder of CanCo, was the principal owner of both Kroo Investments Limited and Vinn Investments Limited (See “Certain Relationships and Related Transactions”).

Forgiveness of debt is treated as capital contribution.

Earnings Before taxes

For the year ended January 31, 2012 earnings before taxes were $140,408 as compared to $86,739 for the year ended January 31, 2011. This represents an increase of 61.88% year over year.

Without the extraordinary expenses incurred with regard to the US expansion and the initiation of the IPO process, the company would have achieved earnings before taxes of $375,940 for the year ended January 31, 2012 as compared to $190,678 for the year ended January 31, 2011.

Comprehensive Income (Loss)

As a result of the above factors, Comprehensive Income for the year ended January 31, 2012 was $61,966 as compared to a Comprehensive Loss of $82,698 for the year ended January 31, 2011.

Liquidity and Capital Resources

As of April 30, 2012, the Company had current assets of $6,208,452 and current liabilities of $5,039,943. The following table provides a summary of the Company’s net cash flows from operating, investing, and financing activities.

	For the Three Months Ended April 30,		For the Year Ended January 31,
	2012	2011	2012	2011
Cash used in operating activities	$(214,107)	$(34,005)	$(338,867)	$(338,836)
Cash provided by financing activities	238,832	29,415	363,506	407,002
Cash used in investing activities	(25,274)	4,682	(28,855)	(65,117)
Net change in cash	-	-	-	-
Cash, beginning of period	-	-	-	-
Cash, end of period	$-	$-	$-	$-

For the three months ended April 30, 2012 and for the year ended January 31, 2012, the continuing challenge for the Company was to finance its investments to support the future growth for company while respecting the limits of its banking arrangements. Significant expenses and investments consisted of:

	For the Three Months Ended April 30, 2012	For the Year Ended January 31, 2012
Expenses related to US operations	$74,177	$186,522
Professional fees re IPO (general corporate funds)	10,000	49,000
Increase in office personnel	36,000	90,000
Increase in warehouse personnel	0	92,000
Disbursements related to new lease NY	23,000	0
Total	$143,177	$417,522

For the period ended April 30, 2012:

The Company was able to absorb these expenditures and still generate earnings of $26,981.

During the period the Company reduced inventory significantly, which was an important element in generating cash flow. There was also, however a significant increase in accounts receivable and a decrease in accounts payable which negatively impacted cash flow.

There was also an increase in advances from related parties during the period.

The Company’s banking arrangement consists of a revolving line of credit with the HSBC bank with a maximum limit of $2,750,000 Canadian dollars. The Company has maintained a relationship with the HSBC bank (and its predecessor Republic National Bank) since its inception, a period of 25 years. The relationship with the bank is very strong and communication is at a very high level.

As of the end of the period, April 30, 2012, the Company had exceeded its line of credit maximum and as well did not meet its coverage margin requirements as required by the bank lending agreement. The bank is aware of these situations and has not taken any action to demand repayment of the loans.

The primary security for the Company’s borrowings is its inventory and accounts receivable and in addition there is a personal guarantee from the principal shareholder of the Company as well as a guarantee from a corporation whose principal shareholder is the father of the principal shareholder of the Company.

The Company anticipates that it will require funding in the future to support its growth strategies. To generate this funding the Company intends:

●	To negotiate a higher of credit with HSBC bank; and
●	To generate cash flow from earnings

The Company believes that the funding provided above will be adequate to meet its needs.

Critical Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States.

Revenue Recognition

Revenue is recognized once products are delivered to the customer and the transfer of ownership risks and benefits inherent to the property occurs. Revenue is recognized if persuasive evidence of an agreement exists, the sales price is fixed or determinable, and collectability is reasonably assured.

Inventory

Inventory is comprised of finished goods that the Company intends to resell to its customers. It is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Cost includes components of invoice cost, foreign exchange, freight and duties. Net realizable value is the estimated selling price in the normal course of business, less applicable variable selling costs. The Company records lower of cost or market value adjustments based upon changes in market pricing, customer demand, or other economic factors for on-hand excess or slow-moving inventory.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification ("ASC") No. 740 Income Taxes which prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates.  The effects of future changes in tax laws or rates are not anticipated.

Under ASC No. 740 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

Foreign Currency Translation

Management has determined that the functional currency of the Company is the Canadian dollar. The Company's accounts have been translated into United States dollars in accordance with the provisions of ASC No. 830 Foreign Currency Matters. Certain assets and liabilities of the Company are denominated in US dollars and European Euros. In accordance with the provisions of ASC No. 830, transaction gains and losses on these assets and liabilities are included in the determination of income for the relevant years.

Adjustments resulting from the translation of the financial statements from their functional currencies to US dollars are accumulated as a separate component of accumulated other comprehensive income and have not been included in the determination of net income for the relevant years.

Comprehensive Income

ASC No. 220 Comprehensive Income establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income is presented in the statements of changes in stockholders' equity, and consists of foreign currency translation adjustments. ASC No. 220 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation. Depreciation, based on the estimated useful lives of the assets, is provided using the under noted annual rates and methods:

Equipment	20% declining balance
Furniture and fixtures	20% declining balance
Computer hardware	30% declining balance
Computer software	30% declining balance
Leasehold improvements	10 years straight line

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

CORPORATE HISTORY AND STRUCTURE

We were incorporated under the laws of the State of Nevada on December 28, 2010 as Quinko-Tek International, Inc. (“USCo”). We are a holding company and conduct our operations through our subsidiary in Canada named 152724 Canada Inc. (“CanCo”). CanCo was incorporated in 1986 and is headquartered in Montreal, Canada. It is a wholesaler and importer of hardware for the furniture and cabinet trade.

In August 2011, we completed a private placement offering by selling 4,005,640 shares of common stock to 111 non-U.S. investors for approximately $130,000.

On December 12, 2011, USCo formed a company named Quinko-Tek Call Corp. (“CallCo”) in accordance with the Business Corporations Act (Ontario) whereby CallCo became the wholly owned subsidiary of USCo. On the same day, USCo formed a company named Quinko-Tek Acquisition Corp. (“AcquisitionCo”) in accordance with the Business Corporations Act (Ontario) whereby AcquisitionCo becomes the wholly owned subsidiary of CallCo.

On January 26, 2012, USCo entered into a share exchange agreement with CanCo and Joshua Kroo, a former shareholder of CanCo, pursuant to which USCo issued 3,838,191 shares of its common stock to Joshua Kroo in exchange for 210 common shares of CanCo owned by Joshua Kroo. In connection with the foregoing share exchange transaction, Ira Kroo transferred 445 shares of common stock of CanCo to AcquisitionCo, for the issuance of a total of 8,133,309 non-voting class of shares (“Exchangeable Shares”) in the capital stock of AcquisitionCo, pursuant to a rollover agreement by and between Ira Kroo and AcquisitionCo, dated January 26, 2012. As a result of the transaction, AcquisitionCo owns 67.94% of the capital stock of CanCo while USCo owns the remaining 32.06% of CanCo. Exchangeable Shares are non-voting shares of AcquisitionCo that carry the right to be issued common shares of USCo on a one to one basis, subject to certain adjustment, in exchange for the redemption or cancellation of each Exchangeable Share.

Owner of the Exchangeable Shares has the right, exercisable at any time, to require that either AcquisitionCo or CallCo (each, a “Subsidiary”) purchase the Exchangeable Shares from him for the “Exchangeable Share Price.” The Exchangeable Share Price for each Exchangeable Share is the sum of the then market value of shares in USCo on a per share basis, and the sum of all dividends that have been declared on the common stock of USCo and not paid, declared by USCo and not declared in equal amount on the Exchangeable Shares, and declared on the Exchangeable Shares and not paid (the “Residual Amount”). The Exchangeable Share Price for each Exchangeable Share is satisfied by delivery to the owner of the Exchangeable Shares a single common share in USCo, plus a cash payment of the Residual Amount. Upon such demand being received by either Subsidiary, USCo shall issue the required number of common shares in its capital, as well as the appropriate amount of cash necessary to pay any Residual Amount, to the Subsidiary so that the Subsidiary can satisfy its obligations, pursuant to a support agreement (as disclosed below).

On January 26, 2012, USCo filed with the State of Nevada Secretary of State a Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the “Certificate of Designations for Series A Preferred Stock”). Such Series A Preferred Stock consists of one (1) share, $0.001 par value per share, which was issued to Patriquin Law Professional Corporation (the “Trustee”). The holder of Series A Preferred Stock has equivalent voting rights to the common stock of USCo, as if the holder of Series A Preferred Stock held the number of shares of common stock of USCo equals to the number of Exchangeable Shares issued and outstanding at that point in time, pursuant to a support agreement and a voting and exchange trust agreement entered into by and among the USCo, AcquisitionCo, CallCo and the Trustee, dated January 26, 2012. See “Description of Securities – Series A Preferred Stock” of this prospectus.

The support agreement and the Exchangeable Shares provisions create certain obligations for the USCo, including the obligation to reserve sufficient common shares in its stock to issue to the owners of the Exchangeable Shares, the obligation to ensure that equivalent dividends are paid to the owners of the Exchangeable Shares if dividends are paid on the common shares of USCo while any Exchangeable Shares are outstanding, and the obligation to not issue any special voting shares or designate or issue any other shares in its capital that are superior to the Series A Preferred Stock, except with the consent of the owners of the Exchangeable Shares.

The voting and exchange trust agreement creates a trust for the benefit of the registered holders of the Exchangeable Shares that enables the Trustee to exercise voting rights on behalf of the holders of the Exchangeable Shares, until such time as the exchangeable shareholders (or their designates, transferees or assignees) are issued common shares of USCo in exchange for their Exchangeable Shares.  Under this voting and exchange trust agreement, the Trustee agrees to vote in accordance with the instruction or direction of the beneficiaries, namely the owners of Exchangeable Shares, and agrees that it will not vote without the instruction or direction of the beneficiaries. As a result of these agreements, the owners of Exchangeable Shares effectively have voting power that is equal to the voting power they would have if they owned the equivalent number of USCo shares. The voting and exchange trust agreement shall remain in force until the date that all the Exchangeable Shares are exchanged for shares of common stock in the USCo. At that time, the share of Series A Preferred Stock shall be redeemed for cancellation for nominal consideration.

On August 31, 2012, we entered into a share transfer agreement (the “Share Transfer Agreement”) with Joshua Kroo and Gavriella Kroo, pursuant to which Joshua Kroo transferred 1,919,095 shares of the Company’s common stock to Gavriella Kroo for an aggregate purchase price of $11,513.57.

Also on August 31, 2012, our board of directors approved the issuance of 2,028,500 shares of common stock of the Company to Ira Kroo for an aggregate subscription price of $12,228.05.

The following chart reflects our organizational structure as of the date of this prospectus:

OUR BUSINESS

Overview

We operate our business through CanCo, which is a distributor of functional hardware, decorative and complementary products used in the manufacture of furniture and kitchen cabinets. We sell our products in Canada, the United States and Central and South America.

Our Industry

The industry consists of distributors and wholesalers of products generally used in the manufacture or renovation of furniture, kitchen~~s~~ and vanity cabinets, commercial and architectural millwork and similar end uses. Customers can be large-scale manufacturers, woodworkers, home renovation centers, construction projects and do-it-yourself consumers. The overall market is relatively stable due to the broad range of customers and the multitude of new construction as well as renovation.

Although the current economic environment is very difficult to predict with respect to new housing and new construction, there is an ongoing demand for the products offered by the Company for renovation and improvement of existing homes and commercial properties.

Products and Growth Strategy

We import and resell hardware for the furniture and cabinet trade. We are committed to achieving growth, enhancing profitability and generating positive cash flows through building strong relationships with both of our customers and suppliers. We will continue making arrangements for exclusive distribution across wide geographic areas. Our current product lines and growth strategies are as follows:

-	Building on our trademarked Q-Line Elite line of hardware products,
-	Maintaining our unique relationships with our supplier factories and developing relationships with new supplier factories,
-	Continuing our strong emphasis on service to our customers,
-	Broadening our distribution networks, and,
-	Distributing and marketing specific product lines for which we have exclusive distribution agreements for specific geographic regions.

Keys to Organic growth, Competitive Advantages and Q-Line Elite

Sourcing and Supplier Relationships

We do not manufacture the products. We have been importing approximately 75% of our products from the Far East since our inception and we were one of the earliest companies in the industry to begin sourcing in China in 1991 when China first began to open its borders to the world. As such, an extraordinary amount of experience has been accumulated over the years with regard to determining the very best factories to work with.

We consciously source each of our product lines from different factories and even sub-divide our product lines in order to ensure specialization from our supplier factories. Once we have determined that a product line is to be added to our company’s product families, a very specific approach has been developed with regard to the research and procedure undertaken to find the right “partner” supplier.

This approach is quite unique in the industry and as a result the relationships we have with our various factory suppliers is exceptional. In many cases it provides the company with strong competitive advantages in the market both with regard to quality and price. It has also allowed us to develop our own brand which gradually is becoming more and more known amongst customers: Q-Line Elite. We have products manufactured at the various factories and branded with the Q-Line Elite trademark.

All manufacturers must meet our very specific and very high quality and technical standards. We regularly test our products once received in Montreal with our own testing machinery to ensure the quality technical features meet our requirements.

A number of our factory suppliers have also agreed to grant us exclusive distribution rights of their production for either Canada or all of North America and these rights can be leveraged to great effect as the company expands geographically.

We purchase from suppliers in North America, Europe, Taiwan, Columbia, and Brazil.

Insofar as the Company distributes many product lines and given the specific corporate strategy of purchasing from many factories, each specializing in a particular product line or sub-products line, the company’s purchases are spread across a broad spectrum of suppliers and there is no dependence of significance on any one supplier.

Experienced Personnel

Our corporate philosophy with regard to personnel is that success can only be achieved if the best people available are in place at all positions in the company. Our senior personnel are very experienced, dedicated, motivated and have complete belief in the future and potential of our company. In the future, we also intend to recruit more group leaders, other than the management, to join our company to increase the product sales and achieve the growth of the Company.

Personal Attention

It is also a very specific corporate philosophy that all customers and suppliers must at all times feel they can receive personal attention from the staff at our company and in particular from senior management. Our staffs are trained to give personal attention to our customers and suppliers. Most of our customers, new and old, consider this level of service as one of the most important elements we provide to them and the marketplace.

Intellectual Property

We have registered the trademark “Q-Line Elite” and “Q-Line” in Canada and United States.

Suppliers

We do not manufacture our products. We distribute the products purchased from our suppliers in North America or imported from various countries including but not limited to People’s Republic of China, Taiwan, Columbia, South America and Brazil. We purchase from a large number of manufacturers who meet our high standards of quality control and technical features. Therefore, such factory suppliers must specialize in the particular product line which we purchase from. None of our suppliers accounted for 10% or more of the total purchase amount for the year ended January 31, 2012.

Marketing, Sales & Distribution

Geographic expansion into the U.S. market

In 2008, we began to sell our products in the New York and New Jersey markets through several regional distributors. In late 2009, we began to sell directly in the New York market through an independent sales agency. In July 2010, we opened a small warehouse in Rockville, Maryland serving the Mid-Atlantic region in the United States. The reception of customers to these sales initiatives over the last three years has been very positive and has proven the potential for growth in these markets. We are also considering expansion into other geographic areas in the United States.

We maintain inventories for our regional operations by regular deliveries from our central warehouse in Montreal. All transportation, both to the regional operations and to their respective customers is via independent carriers.

Internet

Over the past six months, we have been developing a website www.qlineshop.com targeting small and medium sized woodworkers as well as individuals (who do their own home improvements or are simply looking for decorative hardware to enhance their existing homes). All products offered on the site are those which the Company inventories and sells in its normal day to day business. The site is designed to reach the end user/consumer who would either be buying in a home renovation store or on-line from another site. These are customers not currently served by the Company. Further, as the internet reaches a global market, the site is a vehicle to make its products available across the entire United States and Canada and even overseas.

Purchase of goods from internet websites has become a multi-billion dollar business and while there are already a number of sites offering furniture hardware and complementary decorative products on-line, a well designed site which is well marketed can generate very significant sales and high profit margins. We have done extensive research with regard to competitive websites and there is a major opportunity for a well-designed site which can take advantage of our existing purchasing power and product knowledge. We believe that we can generate significant and increasing sales from the web site over the next two to three years.

Sub-distributors

In 2007, we started a program to establish relationships with a network of independent regional sub-distributors across Quebec, Canada. On average each of these sub-distributors has a base of 250 to 300 small, local customers. We offered a breadth of product families that was far greater than the sub-distributors had access to, a large inventory to rely upon for supply, territorial protection and joint marketing programs.

We do not have written agreements with our sub-distributors. Our relationship with these sub-distributors is based on mutual respect between the senior management of the parties.

To date the network comprises twenty-four sub-distributors and they are located not only in Quebec but also in other provinces of Canada as well as in the northeastern US.  Each sub-distributor essentially becomes an extension of our sales network and allows access to a much broader universe of customers then we could reach with a direct sales force.

We plan to add to the network as we expand to more and more geographic areas.

New product lines

It is the Company’s plan to introduce new product lines in the future. The Company is often approached by manufacturers to take on the distribution of a product line and each such opportunity is evaluated with regard to the fit with the company’s existing product lines, customer base and the terms of the distribution arrangement.

Several examples of relatively new arrangements are:

WoodMaax Premium Screw Line

This product line is for sale under our Q-Line Elite brand. We are entitled to exclusive distribution rights in the United States market and non-exclusive distribution rights in Canada. We do not have a written agreement with the manufacturer.

To the best of our knowledge of the screw and fastener industry, this is the first and only family of screws developed exclusively for the woodworking industry, featuring many unique and highly desirable features. Virtually all woodworking requires screws. It was first introduced to the Canadian market in 2009. There is a program targeted towards the volume manufacturing industry with the appropriate package quantities and pricing and there is a different program intended for distribution through the home renovation centers with smaller package quantities and higher pricing. We sell such products either to industry or retail buyers. In addition, we sell them on the website www.qlineshop.com, which is discussed below under Marketing, Sales and Distribution.

Kitchen Cabinet Doors

Most kitchens and closets have cabinet doors made from one of the three materials: solid wood, composite wood with laminated surfaces and composite wood with thermofoil surfaces. Thermofoil is a very thin decorative paper vacuum sealed to the substrate. All cabinet doors are custom made as the dimensions vary with the design of each kitchen or closet, particularly high end designs. Due to this constraint there are no inventory implications; the critical success factors are selection, quality, price and service.

We have negotiated oral agreements with two companies manufacturing cabinet doors. One is actually a customer currently purchasing laminates from us that has developed a very unique and European look series of cabinet door options using our laminates which we sell to them. The other is based in Ontario.

We are entitled to distribution rights for both manufacturing companies referenced above in the United States market. We do not have written agreement with either manufacturer. This is a new product for our company, which we believe has great potential.

Initial presentations to customers of cabinet doors made with all three materials have been met with great success. Customers with whom we have successfully completed sales have indicated to us that our doors are superior to their current suppliers in most if not all of the four critical factors that the market for doors is sensitive to. Based on our research and feedback from the customers, these four critical factors include selection, quality, price and service. To date we have made limited sales with this product line as we continue to research and develop our approach to the market and the existing competition.

Natural Wood Finishing and Maintenance Oils and Treatments

We are the U.S. distributor for one of the only 100% natural and environmentally wood finishing and wood maintenance line available today on the market. The manufacturer is in Quebec and we are targeting customers who are small woodworkers and consumers.

We are entitled to exclusive distribution rights in the United States market and non-exclusive distribution rights in Ontario and Eastern Canada. We do not have a written agreement with the manufacturer.

The manufacturing company has been in business since the mid 1990’s and developed the all natural and green formulas for these finishing oils and wood treatments in the mid 2000’s. The supplier distributes through its own network of sub-distributors in Quebec and has indicated to us that the products have been well received in the Quebec market and particularly lend themselves to internet marketing, with descriptions of the natural ingredients used and on-line user forums, etc. The fact that they are completely natural makes them extremely appealing in today’s market and also makes them unique as comparing to most of their competitors’ products.

Customers

We have a broad base of customers with no single customer accounting for more than 10% of sales for the year ended January 31, 2012 and 2011. We are in a strong growth mode geographically and expect to further broaden our base of customers as we widen our geographic markets. In addition, as we add new products to our existing product lines we will increase the sales to our existing customers.

Below is the breakdown of our customers by geographic areas:

	For the Three Months Ended April 30,		For the Year Ended January 31,
	2012	2011	2012	2011
Quebec	85.6%	88.9%	87%	90.7%
Canada (outside Quebec)	6.2%	6.2%	6.5%	5.2%
U S	8.2%	4.9%	6.5%	4.1%
Total	100%	100%	100%	100%

Competition

In general, the hardware distribution industry is very fragmented with many small companies serving local or regional markets. Such companies are similar to the sub-distributors already within the company distribution network as described in the section above titled “Sub-distributors.”

However, there are also very large distributors who have much broader coverage of the market with warehouses located in multiple geographic locations across North America. In recent years they have been acquiring a number of the smaller distributors and consequently there has been some degree of consolidation within the industry.

These large distributors have sales representatives in the various geographic regions, but the common characteristic of all of them is that the number of SKU’s these companies offer are very high (40,000 or more) and all of them offer products made by different manufacturers but which serve the same function with regard to the construction of a piece of furniture or a kitchen cabinet. The result is that it is very difficult for their personnel to have in-depth knowledge of their entire range of products and furthermore it is difficult for them to inform their customers about which of the several brands of similar products a customer should buy.  Customer service is very poor and personal attention is non-existent.

One of the large competitors in Canada is Richelieu Hardware. It is a distribution company with some manufacturing operations. Its sales were over $500 million for its 2011 fiscal year end. Other large competitors in the North America market include Hafele, Wurth Group, Hettich Group and Blum Group, etc., all of which have more than $1 billion in sales worldwide and an estimated $200 million or more in North America.

In contrast, Quinko-Tek International is by design a competitor that has as its highest priority service and product knowledge. All sales and service personnel are trained to ‘find solutions to the customer’s problems’. In addition our product offerings are focused and the Q-Line Elite brand name in particular has established itself as a brand representing excellent value.

Insurance

We currently have adequate insurance in place for all aspects of our business.

Regulation and Environment Protection

There are no requirements for government approvals for any of the products that we distribute. As we are a distribution company only, there are no requirements regarding environmental protection.

Properties

Our corporate office and warehouse are located at 1855 Hymus Blvd., Dorval, Quebec, Canada H9P 1J8. We rent the premises for a total of $283,421 per year through May 31, 2013 and for $312,341 per year thereafter through May 31, 2016. The Quebec warehouse is a 60,000 square feet facility and we maintain approximately $4.5 to $5 million of inventory there. There is adequate warehouse space to support our current operations.

We also lease a small warehouse in Rockville, Maryland, which is used to store products that are popular among customers. It is a three year lease for $1,200 a month until August 2013.

In March 2012, we leased a new warehouse facility in the New York metropolitan area to house a showroom and inventory for our NY distribution for products similar to what we sell in Montreal. It is a five-year lease from March 1, 2012 to February 28, 2017. We are paying $5,000 per month for the first year.

Employees

As of September 2012, we have approximately 35 full-time employees.

Litigation

152724 Canada Inc. has been named as the defendant in a lawsuit involving claims of approximately $62,000. 152724 Canada Inc. has retained counsel to represent it on this matter and it intends to vigorously contest the allegations. We do not believe the lawsuit will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Ira Kroo	61	President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman
Joshua Kroo	32	Treasurer and Director
Gavriella Kroo	28	Director

Ira Kroo has served as our president, chief executive officer, secretary and chairman of the board of directors since inception. He is experienced in development of business and marketing strategies, including brand development, building product portfolio strategies, new market expansion and international sales and marketing. Since 1991, Mr. Kroo serves as the chief executive officer of 152742 Canada Inc. in Quebec, Canada, a distributor of furniture and kitchen hardware and related products. From 1977 to 1990, he was the executive vice president and chief operating officer for Les Enterprises FDW Ltee in Quebec, Canada, a distributor of sawn hardwood lumber worldwide. Mr. Kroo also served as president of Masswood Incorporated in Quebec, Canada from 1976 to 1990. It was a trucking company specialized in the transportation of lumber and other construction related products throughout Quebec and the United States. Mr. Kroo received a bachelor degree in electrical engineering and computer technology from McGill University, Montreal, Canada in 1972 and a master’s in business administration from Harvard University School of Business in 1975.  Mr. Kroo is fluent in French, German and Hebrew.

Joshua Kroo has served as our treasurer and director since inception.   Mr. Kroo is the brand manager of the Crystal Light Division of Kraft Foods in Tarrytown, NY since November 2011.  He also served as the brand manager of Coffee Customer Development of Starbucks CPG from August 2010 to November 2011, and as a senior associate brand manager for Starbucks CPG from February 2009 to August 2010 where he led company team in marketing strategy. Mr. Kroo also worked at Tassimo, a division of Kraft Foods, the number two North American vendor of on-demand single serve coffee systems, as senior associate brand manager from September 2009 to January 2010 and as associate brand manager from July 2008 to August 2009. He was also the founder and owner of Access Passport, Montreal, Canada, from 2002 to 2005, a student discount card company. Mr. Kroo received a bachelor of arts, computer science degree from McGill University, Montreal, Canada in 2003 and a master’s in business administration from Robert H. Smith School of Business from University of Maryland in 2007.  Mr. Kroo is fluent in French and Hebrew.

Gavriella Kroo has served as our director since inception.   Ms. Kroo has been working in Kate Spade/Jack Spade in New York, NY since August 2008. She served as production coordinator from August 2008 to August 2010 and as production associate since August 2010. She focuses on managing product development and production of seasonal and core men’s accessories, and works closely with Design and Merchandising teams to bring brand product strategy to market. Ms. Kroo received a bachelor of arts degree from Harvard University in 2006.  Ms. Kroo is fluent in French and Hebrew.

Family Relationships

Joshua Kroo is the son of Ira Kroo and Gavriella Kroo is the daughter of Ira Kroo. There are no other family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended January 31, 2012 and 2011

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year Ended January 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ira Kroo
President, CEO, CFO,	2012	90,000	0	0	0	0	0	0	90,000
Secretary and Director	2011	90,000	0	0	0	0	0	0	90,000

Joshua Kroo	2012	0	0	0	0	0	0	0	0
Treasurer and Director	2011	0	0	0	0	0	0	0	0

Gavriella Kroo	2012	0	0	0	0	0	0	0	0
Director	2011	0	0	0	0	0	0	0	0

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of our year fiscal year end.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending board of directors’ meetings. They do not receive any other compensation for serving on the board of directors, but may participate in our incentive compensation program, once such a program is established.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

On August 31, 2012, we entered into a share transfer agreement (the “Share Transfer Agreement”) with Joshua Kroo and Gavriella Kroo, pursuant to which Joshua Kroo transferred 1,919,095 shares of the Company’s common stock to Gavriella Kroo for an aggregate purchase price of $11,513.57.

Also on August 31, 2012, our board of directors approved the issuance of 2,028,500 shares of common stock of the Company to Ira Kroo for the aggregate subscription price of $12,228.05.

On January 26, 2012, we entered into a share exchange agreement with CanCo and Joshua Kroo, a former shareholder of CanCo, pursuant to which USCo issued 3,838,191 shares of its common stock to Joshua Kroo in exchange for 210 common shares of CanCo owned by Joshua Kroo. In connection with the foregoing share exchange transaction, Ira Kroo transferred 445 shares of common stock of CanCo to AcquisitionCo, for the issuance of a total of 8,133,309 Exchangeable Shares of AcquisitionCo, pursuant to a rollover agreement by and between Ira Kroo and AcquisitionCo, dated January 26, 2012. As a result of the transaction, AcquisitionCo owns 67.94% of the capital stock of CanCo while USCo owns the remaining 32.06% of CanCo.

We also issued one share of Series A Preferred Stock to Patriquin Law Professional Corporation as Trustee. The holder of Series A Preferred Stock has equivalent voting rights to the common stock of USCo, as if the holder of Series A Preferred Stock held the number of shares of common stock of USCo equals to the number of Exchangeable Shares issued and outstanding at that point in time, pursuant to a support agreement and a voting and exchange trust agreement entered into by and among the USCo, AcquisitionCo, CallCo and the Trustee, dated January 26, 2012. See “Description of Securities – Series A Preferred Stock” of this prospectus. The support agreement provides that USCo shall issue shares of common stock to owners of Exchangeable Shares on a one to one basis as the Exchangeable Shares are redeemed or otherwise cancelled. The voting and exchange trust agreement creates a trust for the benefit of the registered holders of the Exchangeable Shares that enables Patriquin Law Professional Corporation, acting as the Trustee, to exercise voting rights on behalf of Ira Kroo, the holder of the Exchangeable Shares, similar to those of holders of common stock of USCo. Therefore, Ira Kroo, as beneficiary, is entitled to instruct the Trustee to vote. Under this voting and exchange trust agreement, the Trustee agrees to vote in accordance with the instruction or direction of the beneficiaries, namely the owners of Exchangeable Shares, and agrees that it will not vote without the instruction or direction of the beneficiaries. As a result of these agreements, the owners of Exchangeable Shares effectively have voting power that is equal to the voting power they would have if they owned the equivalent number of USCo shares.

As of April 30, 2012 and January 31, 2012, the Company had advances from related parties which are unsecured, non interest bearing, and have no specific repayment terms. An amount of $430,314 is due on demand and is presented as current. The balance of these loans, which includes certain amounts which are subordinated to the bank, has been classified as long term. The individual loans comprising advances from related parties are as follows:

	April 30, 2012	January 31, 2012

Emil Kroo - the father of a shareholder of the Company	$61,210	$85,877
Joshua Kroo - a shareholder of the Company	27,661	27,958
1855 Hymus Corp. - a company controlled by the father of one of the Company's shareholders	-	59,855
Vinn Investments - a company controlled by the father of one of the Company's shareholders	299,301	175,068
9187-4073 Quebec Inc. – a company 50% owned by the father of one of the Company’s shareholders	148,185	150,000

Quinko-Tek Quebec - a company controlled by a shareholder of the Company	425,374	359,789
	961,731	858,443
Less: current portion	573,560	509,789
	$388,171	$348,654

The following transactions with related parties were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties. Quinko-Tek Quebec is controlled and majority owned by Ira Kroo, our majority shareholder, president and director, while the minority shareholder is a non-related third party. We entered into transactions with Quinko-Tek Quebec that we consider arms-length; however, Ira Kroo may have a conflict of interest in these transactions since he controlled both the companies.

-	Sales to Quinko-Tek Quebec were in the amount of $110,239 for the three months ended April 30, 2012 and $420,611 for the year ended January 31, 2012;
-	Purchases from Quinko-Tek Quebec were in the amount of $15,399 for the three months ended April 30, 2012 and $46,795 for the year ended January 31, 2012;
-	Management fees received from Quinko-Tek Quebec were in the amount of $4,940 for the three months ended October 31, 2011 and $20,199 for the year ended January 31, 2012;

-	Included in accounts payable is an amount owing of $343,295 to Quinko-Tek Quebec as of April 30, 2012 and $343,500 as of January 31, 2012; and
-
On February 1, 2012, Kroo Investments Ltd. forgave $144,246 of the advances owed by the Company. Forgiveness of these advances was included in calculation of retained earnings for the year ended January 31, 2012.

-
On May 4, 2010, Vinn Investments forgave $974,300 of the advances owing to it by the Company. Forgiveness of these advances was included in calculation of net earnings for the year ended January 31, 2011.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

CHANGE IN ACCOUNTANTS

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of Series A Preferred Stock and common stock beneficially owned as of September 11, 2012, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 1855 Hymus Blvd., Dorval, Quebec, Canada H9P 1J8.

	Series A Preferred Stock		Common Stock
	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned (2)	Percentage of Total Voting Rights (3)
Executive Officers and Directors
Ira Kroo (4) President, CEO, CFO, Secretary and Director	-	-	10,161,809	(5)	56.44%	56.44%

Joshua Kroo Treasurer and Director	-	-	1,919,096		19.44%	10.66%

Gavriella Kroo Director	-	-	1,919,095		19.44%	10.66%

Directors and executive officers as a group (3 persons)	-	-	14,000,000		77.75%	77.75%

Other 5% stockholders:
Patriquin Law Professional Corporation (4) 112 Yorkville Avenue, 3rd floor Toronto, ON, M5R 1B9	1	100%	-		-	45.17%

(1)
Each holder shall be entitled to the number of votes equal to the number of Exchangeable Shares issued and outstanding at that point in time, as if the holder held the same number of shares of common stock of the USCo. As of the date hereof, there are 8,133,309 Exchangeable Shares issued and outstanding. Holders of Series A Preferred Stock are entitled to vote on all matters on which the holders of common stock are entitled to vote.  The holders of shares of common stock and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(2)
Based on 9,872,331 shares of common stock issued and outstanding together with securities exercisable or convertible into shares of common stock within sixty (60) days as of the date hereof for each shareholder.

(3)	Reflects combined voting power with respect to shares of Series A Preferred Stock and common stock.
(4)
On January 26, 2012, USCo entered into a support agreement and a voting and exchange trust agreement with AcquisitionCo, CallCo and the Trustee. Pursuant to the agreements, Patriquin Law Professional Corporation shall be acting as Trustee and has the voting rights to the Series A Preferred Stock. Ira Kroo, as beneficiary, is entitled to instruct the Trustee to vote. See “Description of Securities – Series A Preferred Stock” of this prospectus.

(5)
Including 8,133,309 shares of common stock issuable upon conversion of the Exchangeable Shares and 2,028,500 shares of common stock issued on August 31, 2012. The voting and exchange trust agreement remains in force until the date that all Exchangeable Shares are exchanged for common stock in the USCo. At that time, the share of Series A Preferred Stock shall be redeemed for cancellation for nominal consideration.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized stock consists of 160,000,000 shares: 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. There are currently 9,872,331 shares of common stock issued and outstanding held by 114 shareholders and one share of Series A Preferred Stock was issued and outstanding. Further, there are 8,133,309 shares of common stock reserved for issuance to owners of the Exchangeable Shares.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;
●	industry practice;
●	our financial condition and performance;
●	our future prospects;
●	our cash needs and capital investment plans;
●	our obligations to holders of any preferred stock we may issue;
●	income tax consequences; and
●	the restrictions Nevada and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Preferred Stock

Our Board has the authority, within the limitations and restrictions in our certificate of incorporation, to issue 10,000,0000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any shares of preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Series A Preferred Stock

On January 26, 2012, the Board has agreed to create from the 10,000,000 shares of the preferred stock, a series of preferred stock designated as “Series A Preferred Stock.”  The authorized number of shares constituting the Series A Preferred Stock shall be one (1).  Patriquin Law Professional Corporation received one share of Series A Preferred Stock as Trustee. Ira Kroo, as beneficiary, is entitled to instruct the Trustee to vote.

Holders of Series A Preferred Stock are entitled to vote on all matters on which the holders of common stock are entitled to vote.  The holders of shares of common stock and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.  As of any record date or other determination date, each holder shall be entitled to the number of votes equal to the number of Exchangeable Shares issued and outstanding at that point in time, as if the holder held the same number of shares of common stock of the USCo. Exchangeable Shares shall mean non-voting shares of AcquisitionCo issued to a person or persons that have the right to be issued common shares of USCo on a one to one basis, subject to certain adjustment, in exchange for the redemption or cancellation of each Exchangeable Share. As of the date hereof, a total of 8,133,309 Exchangeable Shares were issued to Ira Kroo.

The Company shall have the right to redeem the Series A Preferred Stock in accordance with the terms of the voting and exchange trust agreement once all Exchangeable Shares have been redeemed or otherwise cancelled, and the common stock of the Company has been issued to the holders of the Exchangeable Shares in accordance with the support agreement.

For so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior approval (by vote or written consent) of each of the holders of Series A Preferred Stock: (i) amend, repeal, alter or add, delete or otherwise change the powers, preferences, rights or privileges of the Series A Preferred Stock; (ii) amend or waive any provision of its certificate of incorporation in a manner that would change the powers, preferences, rights or privileges of the Series A Preferred Stock; (iii) effect any stock split or combination or classify, reclassify or issue any additional shares of Series A Preferred Stock; or (iv) enter into any agreement with respect to the foregoing clauses (i) through (iii).

Holders of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions (whether in cash, stock or property of the Company) in respect of any shares of Series A Preferred Stock held by them.  Likewise, holders of Series A Preferred Stock shall not be entitled to receive any distributions upon liquidation, dissolution or winding-up of the Company in respect of any shares of Series A Preferred Stock held by them. The holder of the Series A Preferred Stock shall not have any rights to convert the Series A Preferred Stock into common stock.

SELLING SHAREHOLDERS

We are registering a total of 2,002,842 shares of common stock issued in the private placement financing transaction completed in August 2011.  Such shares were issued to 111 non-U.S. investors.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the securities by each of the selling shareholders.  Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

	Shares Beneficially Owned Prior to the Offering (1)			Shares Being	Shares Beneficially Owned After the Offering (1)
Name and Address of Beneficial Owner	Number	Percentage (2)		Offered	Number	Percentage (2)
Baypointe Investments Ltd. (3)	757,575	7.67%		378,788	378,787	3.84%
Venetia Management Ltd. (4)	757,575	7.67%		378,788	378,787	3.84%
Burnt Rock Investments Ltd. (5)	757,575	7.67%		378,788	378,787	3.84%
Mandarin Global Equity, Ltd. (6)	757,575	7.67%		378,788	378,787	3.84%
Marc Aboaf	15,151	*	%	7,576	7,575	*
Robert Shaul	15,151	*	%	7,576	7,575	*
Charles Benedek	15,151	*	%	7,576	7,575	*
Beryl J. Nahornick	15,151	*	%	7,576	7,575	*
Gayle Wolfe	15,151	*	%	7,576	7,575	*
Steven Wolfe	15,151	*	%	7,576	7,575	*
Michael Nahornick	15,151	*	%	7,576	7,575	*
Jennifer Wolfe	15,151	*	%	7,576	7,575	*
Lorne Leibel Wolfe	15,151	*	%	7,576	7,575	*
Jacques Clement	15,151	*	%	7,576	7,575	*
Louise Clement	15,151	*	%	7,576	7,575	*
Paul Michael Benford	15,000	*	%	7,500	7,500	*
Lesley Joanne Grice	15,000	*	%	7,500	7,500	*
Warren Kleiner	15,151	*	%	7,576	7,575	*
Kent Wong	3,030	*	%	1,515	1,515	*
Gloria Kwan	3,030	*	%	1,515	1,515	*
Suk-Fong Wong	3,030	*	%	1,515	1,515	*
Shue-Hang Wong	3,030	*	%	1,515	1,515	*
Darryl Chan	3,030	*	%	1,515	1,515	*
Lori Allard	12,121	*	%	6,061	6,060	*
Claude Allard	15,151	*	%	7,576	7,575	*
Shirley L. Thomas	3,000	*	%	1,500	1,500	*
Ronald S. Thomas	3,000	*	%	1,500	1,500	*
Yome Huynh	1,600	*	%	800	800	*
Linh Huynh	1,600	*	%	800	800	*
Van Tu Huynh	1,600	*	%	800	800	*
Alpha Huynh	1,600	*	%	800	800	*
Mai Huynh	1,600	*	%	800	800	*
Xuan Thi Huynh	1,600	*	%	800	800	*
Binh Quach	1,600	*	%	800	800	*
Cuc Quach	1,600	*	%	800	800	*
Sinh Huynh	1,600	*	%	800	800	*
Paul Edward Thomas	10,000	*	%	5,000	5,000	*
Joshua Perets	15,151	*	%	7,576	7,575	*
Nancy Hakim	15,151	*	%	7,576	7,575	*
Peng Fu	10,000	*	%	5,000	5,000	*
Paul Zammit	15,151	*	%	7,576	7,575	*
Peggy Zammit	15,151	*	%	7,576	7,575	*
Rosana Zammit	15,151	*	%	7,576	7,575	*
Sandra Zammit	15,151	*	%	7,576	7,575	*
Deona Zammit	15,151	*	%	7,576	7,575	*
Shari McMaster	15,151	*	%	7,576	7,575	*
Susan Sawolak	3,030	*	%	1,515	1,515	*
Robert MacKinnon	3,030	*	%	1,515	1,515	*
Karen Bell	3,030	*	%	1,515	1,515	*
Blaze Stoyanovski	3,030	*	%	1,515	1,515	*
Rosario Cojuangco II	3,030	*	%	1,515	1,515	*

Cheryl Stoyanovski	3,030	*	%	1,515	1,515	*
Tom Stoyanovski	3,030	*	%	1,515	1,515	*
Arnel Jose Asube	3,030	*	%	1,515	1,515	*
Andrew Thomas	15,000	*	%	7,500	7,500	*
Shizuka Thomas	15,000	*	%	7,500	7,500	*
Mark Stermer	15,151	*	%	7,576	7,575	*
Elizabeth Horne	15,151	*	%	7,576	7,575	*
Karen E. Stewart	3,030	*	%	1,515	1,515	*
Michael R. Thomas	3,030	*	%	1,515	1,515	*
Thomas Noel	3,030	*	%	1,515	1,515	*
Dheeraj Rajan	3,030	*	%	1,515	1,515	*
Esther Pacheco	3,030	*	%	1,515	1,515	*
Peter W. Hogg	3,030	*	%	1,515	1,515	*
Ronald H. Levy	3,030	*	%	1,515	1,515	*
Marian Levy	3,030	*	%	1,515	1,515	*
Maurice Biancolin	10,000	*	%	5,000	5,000	*
Layla Biancolin	10,000	*	%	5,000	5,000	*
Iola Biancolin	10,000	*	%	5,000	5,000	*
Robert Biancolin	10,000	*	%	5,000	5,000	*
Georgia Bolger	15,151	*	%	7,576	7,575	*
John Deans	15,151	*	%	7,576	7,575	*
Lucinda Daly	3,030	*	%	1,515	1,515	*
Robert Gold	3,030	*	%	1,515	1,515	*
David H. Miller	3,030	*	%	1,515	1,515	*
Eytan Miller	3,030	*	%	1,515	1,515	*
Gambit Industries Ltd. (7)	15,151	*	%	7,576	7,575	*
Marbirn Partners Inc. (8)	15,151	*	%	7,576	7,575	*
Paul Rubin	15,151	*	%	7,576	7,575	*
Pat M. Rubin	15,151	*	%	7,576	7,575	*
Henri Abitan	15,151	*	%	7,576	7,575	*
Arlene Abitan	15,151	*	%	7,576	7,575	*
Allan Flegg	15,000	*	%	7,500	7,500	*
Nancy Flegg	15,000	*	%	7,500	7,500	*
Valentina Di Domenico	3,030	*	%	1,515	1,515	*
Salvatore Argentino	3,030	*	%	1,515	1,515	*
Maureen E. Silveira	15,000	*	%	7,500	7,500	*
Tony Silveira	15,000	*	%	7,500	7,500	*
Robert D. Joynt	15,000	*	%	7,500	7,500	*
Ling Fang	3,000	*	%	1,500	1,500	*
Philip S. Brooks	3,030	*	%	1,515	1,515	*
Olivier Sequerra	3,030	*	%	1,515	1,515	*
Dan Sequerra	3,030	*	%	1,515	1,515	*
Ann Malka-Sequerra	3,030	*	%	1,515	1,515	*
Chloe Michelle Dalis Lobsinger	15,000	*	%	7,500	7,500	*
Colin Jerome Lobsinger	15,000	*	%	7,500	7,500	*
Kelly Merritt	15,000	*	%	7,500	7,500	*
Scott Merritt	15,000	*	%	7,500	7,500	*
Dimitrios Catsiliras	15,151	*	%	7,576	7,575	*
Jacinta Vieira	1,515	*	%	758	757	*
Adelino Vieira	1,515	*	%	758	757	*
Einhoren Avraham	15,151	*	%	7,576	7,575	*
Menahem Einhoren	15,151	*	%	7,576	7,575	*
Einhoren Omer	15,151	*	%	7,576	7,575	*
Elisa Maguolo	15,151	*	%	7,576	7,575	*
Nama Einhoren	15,151	*	%	7,576	7,575	*
Todd James Heinzl	15,152	*	%	7,576	7,576	*
Noubar Gedjakouchian	3,030	*	%	1,515	1,515	*
Vahram Gedjakouchian	3,030	*	%	1,515	1,515	*
Anahit Matshkalyan	3,030	*	%	1,515	1,515	*
Gayane Gedjakouchian	3,030	*	%	1,515	1,515	*
Total	4,005,640	40.57%		2,002,842	2,002,798	20.29%

* Less than 1%

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)	Based on 9,872,331 shares of common stock issued and outstanding as of September 11, 2012.

(3)	Chang Yong You has voting and dispositive control over securities held by Baypointe Investments Ltd.

(4)	Eung San Kim has voting and dispositive control over securities held by Venetia Management Ltd.

(5)	Young Hae Shin has voting and dispositive control over securities held by Burnt Rock Investments Ltd.

(6)	Mehmet Birol Ensari has voting and dispositive control over securities held by Mandarin Global Equity, Ltd.

(7)	Allen E. Nutik has voting and dispositive control over securities held by Gambit Industries Ltd.

(8)	Marvin Birnbom has voting and dispositive control over securities held by Marbirn Partners Inc.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates or
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.033 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.033 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
•	through direct sales to purchasers or sales effected through agents,
•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $88,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by DNTW Chartered Accountants, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

April 30, 2012

CONTENTS

Page

INTERIM CONSOLIDATED FINANCIAL STATEMENTS
Interim consolidated balance sheets	F-1 - F-2
Interim consolidated statements of operations and comprehensive income (loss)	F-3
Interim consolidated statements of cash flows	F-4
Notes to interim consolidated financial statements	F-5 - F-9

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Expressed in United States Dollars)

		April 30, 2012 (Unaudited)	January 31, 2012 (Audited)
ASSETS
Current Assets
Accounts receivable, net	3	$1,503,349	$1,175,319
Inventory		4,608,903	5,068,002
Prepaid and sundry assets		96,200	122,680
Total Current Assets		6,208,452	6,366,001
Long Term Assets
Property and equipment, net	4	247,030	244,354
Total Assets		$6,455,482	$6,610,355

The accompanying notes are an integral part of these interim consolidated financial statements.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS (Continued)

(Expressed in United States Dollars)

		April 30, 2012 (Unaudited)	January 31, 2012 (Audited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Bank indebtedness	5	$2,798,364	$2,688,968
Accounts payable		982,467	1,069,675
Accrued liabilities	6	626,995	981,102
Loan payable	7	58,557	-
Advances from related parties	8	573,560	509,789
Total Current Liabilities		5,039,943	5,249,534
Long Term Liabilities
Advances from related parties	8	388,171	348,654
Deferred income taxes		60,040	65,731
Total Long Term Liabilities		448,211	414,385
Commitments and Contingency	9
Stockholders' Equity
Capital stock - $0.001 par value, 160,000,000 shares authorized, 7,843,831 common shares and 8,133,309 exchangeable shares issued and outstanding		15,978	15,978
Accumulated other comprehensive loss		(11,563)	(5,564)
Retained earnings		962,913	936,022
Total Stockholders' Equity		961,092	946,436
Total Liabilities and Stockholders' Equity		$6,455,482	$6,610,355

The accompanying notes are an integral part of these interim consolidated financial statements.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE MONTHS ENDED APRIL 30,

(Expressed in United States Dollars)

	2012	2011
SALES	$2,873,755	$2,949,380
COST OF GOODS SOLD	1,915,016	2,009,345
GROSS PROFIT	958,739	940,035
OPERATING EXPENSES
General and administrative	449,007	447,528
Warehouse and selling	364,709	403,557
Interest and financing	32,619	34,122
Expenses related to US operations	74,178	42,170
TOTAL OPERATING EXPENSES	920,513	927,376
EARNINGS BEFORE TAXES	38,226	12,658
Current income tax	16,605	-
Deferred income tax	(5,270)	-
NET EARNINGS	26,891	12,658
OTHER COMPREHENSIVE INCOME
Foreign currency translation	(5,999)	(3,247)
COMPREHENSIVE INCOME	$20,892	$9,411
EARNINGS PER WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	0.001	0.001
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	15,977,140	12,548,406

The accompanying notes are an integral part of these interim consolidated financial statements.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED APRIL 30

(Expressed in United States Dollars)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	26,891	12,658
Items not requiring an outlay of cash:
Depreciation	21,039	14,793
Deferred income tax	(5,269)	-
Changes in non-cash working capital:
Accounts receivable	(338,135)	(265,736)
Inventory	426,678	134,025
Prepaid and sundry assets	25,609	(23,893)
Income taxes	16,605	-
Accounts payable and accrued liabilities	(387,525)	(94,147)
CASH USED IN OPERATING ACTIVITIES	(214,107)	(34,005)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayment of) bank indebtedness	128,919	(32,079)
Proceeds from loan payable	58,557
Proceeds from related party advances	51,356	61,494
CASH PROVIDED BY FINANCING ACTIVITIES	238,832	29,415
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition (proceeds from disposition) of property and equipment	(25,274)	4,682
EFFECT OF EXCHANGE RATE CHANGES ON CASH	549	(92)
NET CHANGE IN CASH	-	-
CASH, BEGINNING OF PERIOD	-	-
CASH, END OF PERIOD	-	-

The accompanying notes are an integral part of these interim consolidated financial statements.

1.	ORGANIZATION AND NATURE OF OPERATIONS

Quinko-Tek International, Inc., a Nevada corporation, and its subsidiaries operate primarily in Montreal, Quebec, Canada. The Company is a wholesaler and importer of hardware and related decorative products for the furniture and cabinet trade.

2.	BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and months ended April 30, 2012 are not necessarily indicative of the results that may be expected for the year ending January 31, 2013.

3.	ACCOUNTS RECEIVABLE

The carrying amounts of trade accounts receivable are reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected.  On April 30, 2012 the allowance for doubtful was $86,087 ($179,604 as of January 31, 2012).  Management individually reviews all accounts receivable balances and creates an allowance for doubtful accounts based on the credit worthiness of specific accounts and an estimate of other uncollectible accounts based on historical performance and current economic conditions.

4.	PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	Cost	Depreciation	Net April 30, 2012	Net January 30, 2012

Equipment	$464,678	$353,437	$111,241	$106,384
Furniture and fixtures	83,764	73,057	10,707	11,351
Computer hardware	219,415	189,783	29,632	30,501
Computer software	101,149	89,518	11,631	13,391
Leasehold improvements	380,884	297,065	83,819	82,727
	$1,249,890	$1,002,860	$247,030	$244,354

For the period ended April 30, 2012 depreciation expense was $6,456 (2011 - $7,221) and $14,336 (2011 - $14,294) in warehouse and selling and $2,484 (2011 - $Nil) in general and administrative.

5.	BANK INDEBTEDNESS

The Company's bank indebtedness is summarized as follows:

	Interest rate	Maximum available borrowing	April 30, 2012	January 31, 2012

HSBC operating line of credit	HSBC prime plus 2%	$2,750,000	$2,804,600	$2,688,968
HSBC foreign exchange line of credit	US base rate plus 2%		-	-
			$2,804,600	$2,688,968

The Company's banking facility is due on demand and bears interest calculated and payable monthly in arrears and shall accrue at an annual rate of the HSBC Bank Canada (“HSBC”) prime rate plus 2% for Canadian denominated advances and at an annual rate equal to the HSBC US base rate plus 2% for US and other foreign currency denominated advances.

5.	BANK INDEBTEDNESS (Continued)

The facility is secured by the following terms and conditions:

1)	A moveable hypothec in the amount of $7,800,000 covering inventory, claims, accounts receivable, book debts and moveable property of the Company.

2)	First priority charge on inventory.

3)	A personal guarantee for an amount up to $500,000 by a shareholder of the Company.

4)	A corporate guarantee for an amount up to $750,000 by Vinn Investments, a related party described in note 8.

On April 30, 2012, Quinko-Tek was in compliance with the covenants of its bank indebtedness, however, on that date, the Company had drawn on funds in excess of its available borrowing and margin limits. HSBC is aware of the excess and has not taken any action to demand repayment of the loans.

6.	ACCRUED LIABILITIES

The balance is comprised of:

	April 30, 2012	January 31, 2012

Income taxes payable	$72,808	$56,704
Government remittances	98,494	65,927
Payroll liabilities	84,709	79,081
Accrued expenses	370,984	779,390
	$626,995	$981,102

7.	LOAN PAYABLE

As of April 30, 2012, the Company had a loan payable from an unrelated party. This loan is unsecured, non-interest bearing, and has no specific repayment terms but is due on demand.

8.	ADVANCES FROM RELATED PARTIES

As of April 30, 2012 and January 31, 2012, the Company had advances from related parties which are unsecured, non-interest bearing, and have no specific repayment terms. An amount of $430,314 is due on demand and is presented as current. The balance of these loans, which includes certain amounts which are subordinated to the bank as indicated in note 5, has been classified as long term.

The individual loans comprising advances from related parties are as follows:

	April 30, 2012	January 31, 2012

Emil Kroo - the father of a shareholder of the Company	$61,210	$85,877
Joshua Kroo - a shareholder of the Company	27,661	27,958
1855 Hymus Corp – a company controlled by the father of one of Quinko-Tek’s shareholders	-	59,855
Vinn Investments Ltd. - a company controlled by the father of one of Quinko-Tek's shareholders	299,301	175,068
9187-4073 Quebec Inc. - a company 50% owned by the father of one of Quinko-Tek's shareholders	148,185	150,000
Quinko-Tek Quebec Inc. - a company controlled by a shareholder of the Company	425,374	359,789
	961,731	858,443
Less: current portion	573,560	509,789
	$388,171	$348,654

9.	COMMITMENTS AND CONTINGENCY

Commitments

The Company leases premises in Montreal under non-cancelable 7 years, in New York under non-cancelable 5 years and in Maryland under non-cancelable 3 years operating lease agreements that are renewable on demand. Rent expenditures were $70,000 as at April 30, 2012 ($70,000 – April 30, 2011).

The future minimum rentals payable under long-term operating leases for premises, exclusive of certain operating costs for which the Company is responsible are approximately as follows:

2013	$351,800
2014	369,200
2015	368,600
2016	368,600
2017 Thereafter	368,600 25,700
$1,852,500

Contingency

The Company has been named as the defendant in a lawsuit involving claims of approximately $62,000. In the opinion of management, this lawsuit is without merit and no provision has been made for these claims in the consolidated financial statements. Should any loss result from these claims, such amount would be a reduction in net income in the year in which the loss occurs.

10.	RELATED PARTY TRANSACTIONS

The following transactions with related parties were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

a) Sales to Quinko-Tek Quebec Inc. in the amount of $110,239 (2011 - $123,329)

b) Purchases from Quinko-Tek Quebec Inc. in the amount of $15,399 (2011  - $13,170)

c) Management fees from Quinko-Tek Quebec Inc. in the amount of $4,940 (2011 - $4,960).

d) Included in accounts payable is an amounting owing of $343,295 (January 31, 2012 - $343,500) to Quinko-Tek Quebec Inc.

11.	SUBSEQUENT EVENT

On August 29, 2012 the Company issued to the controlling shareholder 2,028,500 common shares at $0.06 per share for total proceeds of $12,228.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2012

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

January 31, 2012

CONTENTS

Page
AUDITORS' REPORT	F-12
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated balance sheets	F-13 - F-14
Consolidated statements of operations and comprehensive income (loss)	F-15
Consolidated statements of stockholders' equity	F-16
Consolidated statements of cash flows	F-17
Notes to consolidated financial statements	F-18 - F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Quinko-Tek International, Inc.

We have audited the accompanying consolidated balance sheets of Quinko-Tek International, Inc. and subsidiaries as of January 31, 2012 and 2011 and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, these consolidated financial statements present fairly, in all material respects, the financial position of Quinko-Tek International, Inc. and subsidiaries as of January 31, 2012 and 2011, and the results of its operations and its cash flows for the years ended January 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ DNTW Chartered Accountants, LLP
Licensed Public Accountants
Markham, Canada
June 14, 2012

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 31
(Expressed in United States Dollars)

		2012	2011

ASSETS
Current Assets
Accounts receivable, less allowance of $179,604 (2011 - $136,548)	3	$1,175,319	$1,359,777
Inventory		5,068,002	4,511,334
Prepaid and sundry assets		122,680	101,243
Total Current Assets		6,366,001	5,972,354
Long Term Assets
Property and equipment, net	4	244,354	303,208
Total Assets		$6,610,355	$6,275,562

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)
AS OF JANUARY 31,
(Expressed in United States Dollars)

		2012	2011
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Bank indebtedness	5	$2,688,968	$2,749,227
Accounts payable		1,069,675	816,206
Accrued liabilities	6	981,102	1,197,856
Advances from related parties	8	509,789	372,188
Total Current Liabilities		5,249,534	5,135,477
Long Term Liabilities
Advances from related parties	8	348,654	356,173
Deferred income taxes	7	65,731	49,925
Total Long Term Liabilities		414,385	406,098
Commitments and Contingency	9
Stockholders' Equity
Capital stock - $0.001 par value, 160,000,000 shares authorized, 7,843,831 (2011 - 3,838,191) common shares and 8,133,309 (2011 – 8,133,309) exchangeable shares issued and outstanding	10	15,978	11,972
Additional paid in capital		-	-
Accumulated other comprehensive loss		(5,564)	(907)
Retained earnings		936,022	722,922
Total Stockholders' Equity		946,436	733,987
Total Liabilities and Stockholders' Equity		$6,610,355	$6,275,562

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED JANUARY 31,
(Expressed in United States Dollars)

	2012	2011
SALES	$10,938,529	$9,912,698
COST OF GOODS SOLD	7,088,597	6,698,077
GROSS PROFIT	3,849,932	3,214,621
OPERATING EXPENSES
General and administrative	1,788,397	1,516,384
Warehouse and selling	1,539,633	1,347,454
Interest and financing	194,972	160,104
Expenses related to US operations	186,522	103,940
TOTAL OPERATING EXPENSES	3,709,524	3,127,882
EARNINGS BEFORE TAXES	140,408	86,739
Current income tax	57,550	44,233
Deferred income tax	16,235	136,402
NET EARNINGS (LOSS)	66,623	(93,896)
OTHER COMPREHENSIVE INCOME
Foreign currency translation	(4,657)	11,199
COMPREHENSIVE INCOME (LOSS)	$61,966	$(82,698)
EARNINGS (LOSS) PER WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	0.004	(0.008)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	15,390,047	11,971,500

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JANUARY 31,2012 AND 2011
(Expressed in United States Dollars)

			Accumulated
			Other	Additional		Total
	Common Stock		Comprehensive	Paid	Retained	Stockholders'
	Shares	Amount	Loss	in Capital	Earnings	Equity
Balance, January 31, 2010	11,971,500	$11,972	$(12,106)	-	$(157,482)	$(157,616)
Net loss	-	-	-	-	(93,896)	(93,896)
Forgiveness of related party debt	-	-	-	-	974,300	974,300
Foreign currency translation	-	-	11,199	-	-	11,199
Balance, January 31, 2011	11,971,500	$11,972	(907)	-	722,922	733,987
Net earnings	-	-	-	-	66,623	66,623
Common shares issued for cash	4,005,640	4,006	-	127,649		131,655
Forgiveness of related party debt					144,246	144,246
Recapitalization of Quinko-Tek Canada into Quinko-Tek US				(127,649)	2,231	(125,418)
Foreign currency translation	-	-	(4,657)		-	(4,657)
Balance, January 31, 2012	15,977,140	$15,978	$(5,564)	-	$936,022	$946,436

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 31,
(Expressed in United States Dollars)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$66,623	$(93,896)
Items not requiring an outlay of cash:
Depreciation	81,229	81,455
Deferred income tax	15,990	139,451
Recapitalization of Quinko-Tek Canada into Quinko-Tek US	(125,418)	-
Changes in non-cash working capital:
Accounts receivable	181,927	44,153
Inventory	(582,115)	(1,114,242)
Prepaid and sundry assets	(21,956)	6,531
Accounts payable and accrued liabilities	25,064	517,142
Income taxes payable	19,789	80,570
CASH USED IN OPERATING ACTIVITIES	(338,867)	(338,836)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayment of) bank indebtedness	(44,502)	210,602
Proceeds from issuance of capital stock	131,656	37,111
Proceeds from related party advances	276,352	159,289
CASH PROVIDED BY FINANCING ACTIVITIES	363,506	407,002
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(22,617)	(65,117)
Cash acquired from Quinko-Tek US	(6,238)	-
CASH USED IN INVESTING ACTIVITIES	(28,855)	(65,117)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(4,216)	3,049
NET CHANGE IN CASH	-	-
CASH, BEGINNING OF YEAR	-	-
CASH, END OF YEAR	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$146,938	$124,407
Income taxes paid	$37,762	$45,083
NON-CASH TRANSACTIONS
Forgiveness of debt due to related parties	$146,938	$998,500

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

1.	ORGANIZATION AND NATURE OF OPERATIONS

Quinko-Tek International, Inc., a Nevada corporation, and its subsidiaries operate primarily in Montreal, Quebec, Canada. The Company is a wholesaler and importer of hardware and related decorative products for the furniture and cabinet trade.

Quinko-Tek International, Inc. (“Quinko-Tek US”) was incorporated on December 28, 2010 in the State of Nevada. On January 26, 2012 the Company consummated a share exchange agreement, whereby it acquired 100% of the shares of 152724 Canada Inc. (“Quinko–Tek Canada”) in exchange for the issuance of 3,838,191 shares of common stock and 8,133,309 exchangeable shares into common stock of the Company, par value $0.001.  As a result of the transaction, the former shareholders of Quinko–Tek Canada will have received approximately 75% ownership of the Company.  The transaction has been accounted for as a reverse merger (recapitalization) with Quinko-Tek US being deemed the legal acquirer and Quinko–Tek Canada being deemed the accounting acquirer.  Accordingly, the historical financial information presented in the financial statements is that of Quinko–Tek Canada as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital.  The basis of the assets and liabilities of Quinko–Tek Canada, the accounting acquirer, has been carried over in the recapitalization.  The terms of the agreement were consummated on January 26, 2012 and Quinko-Tek US now owns 100% of the equity interests of Quinko–Tek Canada.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America.  Presented below are those policies considered particularly significant:

Principles of Consolidation

The consolidated financial statements include the accounts of Quinko-Tek International, Inc. and all of its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Revenue Recognition

Revenue is recognized once products are delivered to the customer and the transfer of ownership risks and benefits inherent to the property occurs. Revenue is recognized if persuasive evidence of an agreement exists, the sales price is fixed or determinable, and collectability is reasonably assured.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)
Inventory

Inventory is comprised of finished goods that the Company intends to resell to its customers and is valued at the lower of cost and net realizable value.  Cost is determined on a first-in, first-out basis and includes components of invoice cost, foreign exchange, freight and duties.  Net realizable value is the estimated selling price in the normal course of business, less applicable variable selling costs.  The Company records lower of cost or market value adjustments based upon changes in market pricing, customer demand, or other economic factors for on-hand excess or slow-moving inventory.  As of January 31, 2012 and 2011, the adjustment to reduce inventory due to slow-moving items was assessed as $138,065 and $Nil, respectively.

Cost of Goods Sold

Included in cost of goods sold are the cost of purchases and costs associated with the import of the products.  Import cost components are customs entry fees levied by the country of import and the freight and handling cost to unload containers.

Warehouse and Selling

Warehousing costs in the amount of $1,539,633 (2011 - $1,347,454) are included within operating expenses and classified in warehouse and selling, separate from cost of sales.  Also included in warehouse and selling are the costs of selling inventory, which includes shipping costs, sales commissions, trade shows and other promotional costs.

Trade receivables

The Company's accounts receivable and related allowance for doubtful accounts are analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectability. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification ("ASC") No. 740 Income Taxes which prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates.  The effects of future changes in tax laws or rates are not anticipated.

Under ASC No. 740 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the consolidated financial statements than for tax purposes.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from these estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The Company's significant estimates include the allowance for doubtful accounts, the provision for slow-moving inventory, the useful lives and impairment of capital assets, the valuation allowance for deferred income taxes, accrued amounts for contingent and other liabilities, exchange rates used in foreign currency translation, fair values of financial instruments, and provisions for sales and purchase returns.

Earnings or Loss Per Share

The Company accounts for earnings per share pursuant to ASC No. 260 Earnings Per Share, which requires disclosure on the consolidated financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

There were no dilutive equity instruments for the years ended January 31, 2012 and 2011.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

Foreign Currency Translation

Management has determined that the functional currency of Quinko-Tek Canada is the Canadian dollar.  Quinko-Tek Canada’s accounts have been translated into United States dollars in accordance with the provisions of ASC No. 830 Foreign Currency Matters. Certain assets and liabilities of the Company are denominated in US dollars and European Euros. In accordance with the provisions of ASC No. 830, transaction gains and losses on these assets and liabilities are included in the determination of income for the relevant years. Adjustments resulting from the translation of the consolidated financial statements from their functional currencies to US dollars are accumulated as a separate component of accumulated other comprehensive income and have not been included in the determination of net income for the relevant years.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of ASC No. 820, Fair Value Measurements and Disclosures. ASC No. 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The nature and valuation of the Company's financial instruments are discussed in note 12.

Comprehensive Income

The Company adopted ASC No. 220 Comprehensive Income that establishes standards for reporting and presentation of comprehensive income and its components in a full set of consolidated financial statements. Comprehensive income is presented in the statements of changes in stockholders' equity, and consists of foreign currency translation adjustments. ASC No. 220 requires only additional disclosures in the consolidated financial statements and does not affect the Company's financial position or results of operations.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

Leases

The Company leases property and equipment in the ordinary course of business. Significant lease obligations relate to vehicles, equipment, and premises. These leases have varying terms and may or may not include purchase or buyout options and guaranteed residuals. The terms of these leases are considered when determining whether a lease is classified as operating or capital. The expense associated with leases that have escalating payment terms is recognized on a straight-line basis over the life of the lease.

Assets under capital lease are capitalized using interest rates appropriate at the inception of each lease and are amortized over their estimated useful lives, using the same method as similar assets that the Company owns. The present value of the lease payments is recorded as a debt obligation.

Other leases are classified as operating when lease terms are significantly shorter than the assets' economic useful lives, or minimum lease payments are significantly lower than the purchase cost of the asset. Management expects that in the normal course of business, these leases will be renewed, replaced with new leases, or replaced with fixed asset expenditures. Minimum lease payments for the next five years are disclosed in note 9.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation. Depreciation, based on the estimated useful lives of the assets, is provided using the under noted annual rates and methods:

Equipment	20% declining balance
Furniture and fixtures	20% declining balance
Computer hardware	30% declining balance
Computer software	30% declining balance
Leasehold improvements	10 years straight line

Leasehold improvements are amortized over the shorter of the 10 year useful life and the initial lease term plus renewals that are reasonably assured.

Derivative Instruments

ASC Topic No. 815, Derivatives and Hedging establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the consolidated balance sheets and measured at fair value.  Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) depending on the purpose of the derivatives and whether they qualify and have been designated for hedge accounting treatment.  During the years ended January 31, 2011 and 2012 none of the Company’s derivatives qualified for hedge accounting treatment. Accordingly all gains or losses resulting from changes in fair value to these derivatives are recorded in the statements of operations.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

Valuation of Long-Lived Assets

In accordance with ASC No. 360 Property, Plant, and Equipment, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicated that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of the asset less costs to sell. Management has assessed that there is no impairment of long-lived assets as of January 31, 2012 and 2011.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), clarifying the existing measurement and disclosure requirements and expanding the disclosure requirements for certain fair value measurements. This new standard would be effective for the Company in the first quarter of 2012. The adoption of this ASU is not expected to have a material effect on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), requiring entities to present net income and other comprehensive income in either a single continuous statement or in two consecutive statements of net income and other comprehensive income.  Reclassification adjustments between net income and other comprehensive income must be shown on the face of the statement(s), with no resulting change in net earnings. This new standard would be effective for the Company in the first quarter of 2012. The adoption of this ASU is not expected to have a material effect on the Company’s consolidated financial statements.

3.	VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

The carrying amounts of trade accounts receivable are reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances and creates an allowance for doubtful accounts based on the credit worthiness of specific accounts and an estimate of other uncollectible accounts based on historical performance and current economic conditions.

Allowances for estimated returns are recorded at the estimated gross profit based upon our historical return patterns.  Sales return allowances are recorded in accounts payable and accrued liabilities in the consolidated balance sheets.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

The following is the activity within the Company’s consolidated valuation and qualifying accounts and reserves as of January 31 2012 and 2011:

	Balance at Beginning of Year	Additions (Reductions) Charged to Costs and Expenses	Deductions	Balance at End of Year

Year ended January 31, 2012

Deducted from asset account:
Allowance for doubtful accounts	$136,548	$(57,176)	$100,232	179,604
Sales return and allowance reserve	-	-	-	-
Total	$136,548	$(57,176)	$100,232	$179,604

Year ended January 31, 2011

Deducted from asset account:
Allowance for doubtful accounts	$58,712	$(40,000)	$117,836	$136,548
Sales return and allowance reserve	-	-	-	-
Total	$58,712	$(40,000)	$117,836	$136,548

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

4.	PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	Cost	Depreciation	Net 2012	Net 2011

Equipment	$455,886	$349,502	$106,384	$130,496
Furniture and fixtures	84,350	72,999	11,351	16,795
Computer hardware	218,762	188,261	30,501	25,889
Computer software	101,856	88,465	13,391	19,200
Leasehold improvements	370,130	287,403	82,727	110,828
	$1,230,984	$986,630	$244,354	$303,208

For the year ended January 31, 2012 depreciation expense was $82,276 (2011 - $82,922) and $27,001 (2011 - $25,843) in warehouse and selling and $55,275 (2011 - $27,001) in general and administrative.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

5.	BANK INDEBTEDNESS

The Company's bank indebtedness is summarized as follows:

	Interest rate	Maximum available borrowing	2012	2011

HSBC operating line of credit	HSBC prime plus 2%	2,746,000	$2,688,968	$2,749,227
HSBC foreign exchange line of credit	US base rate plus 2%	1,513,000	-	-
		$4,259,000	$2,688,968	$2,749,227

The Company's banking facility is due on demand and bears interest calculated and payable monthly in arrears and shall accrue at an annual rate of the HSBC Bank Canada (“HSBC”) prime rate plus 2% for Canadian denominated advances and at an annual rate equal to the HSBC US base rate plus 2% for US and other foreign currency denominated advances.

The facility is secured by the following terms and conditions:

1)	A moveable hypothec in the amount of $7,800,000 covering inventory, claims, accounts receivable, book debts and moveable property of the Company.

2)	First priority charge on inventory.

3)	A personal guarantee for an amount up to $500,000 by a shareholder of the Company.

4)	A corporate guarantee for an amount up to $750,000 by Vinn Investments, a related party described in note 8.

5)	Postponement of all present advances from shareholders, Vinn Investments and Kroo Investments, related parties described in note 8.

On January 31, 2012, Quinko-Tek was in compliance with the covenants of its bank indebtedness, however, on that date, the Company had drawn on funds in excess of its available margin limits. HSBC is aware of the excess and has not taken any action to demand repayment of the loans.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

6.	ACCRUED LIABILITIES

The balance is comprised of:

	2012	2011

Income taxes payable	$56,704	$1,197,856
Government remittances	65,927	102,039
Payroll liabilities	136,753	124,974
Accrued expenses	721,718	933,492
	$981,102	$1,197,856

7.	INCOME TAXES

The provision for income taxes differs from that computed at the federal and provincial statutory corporate tax rate of 19% (2011 – 19%) as follows:

	2012	2011

Income tax on accounting income	25,602	$16,480
Tax effect of expenses that are not deductible for income tax purposes	11,111	8,447
Differences in the deductibility of debt forgiveness	23,297	70,616
Differences in the depreciation of property and equipment	13,775	12,353
Utilization of loss carryforwards	-	92,709
Change in valuation allowance	-	(19,970)
Income taxes	$73,785	$180,635

Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income taxes have been determined at the combined Canadian federal and provincial statutory rate of 27% (2011 - 19%) and the combined US federal and state statutory rate of 15% (2011 – nil) are as follows:

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

	2012	2011

Deferred income tax (liability) asset:
Differences in the depreciation of property and equipment	$(65,731)	$(49,925)
Non-capital losses available for carryforward	18,813	-
Valuation allowance	(18,813)	-
Deferred income tax liability	$(65,731)	$(49,925)

The Corporation accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, computed using enacted tax rates.  Significant net deferred tax assets have been created for deductible temporary differences, the largest of which relates to timing differences in the deduction of depreciation on property and equipment. For income tax return purposes, the Company applied the taxable income attributable to debt forgiven to reduce the tax basis of depreciable assets.  This tax treatment has given rise to deferred tax liabilities due to the higher carrying value of these assets.

Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that a deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence, the forecasts of future income, applicable tax planning strategies, and assessments of the current and future economic and business conditions. The Corporation considers both positive and negative evidence regarding the ultimate realizability of deferred tax assets. Positive evidence includes the existence of taxes paid in available carryback years as well as the probability that taxable income will be generated in future periods while negative evidence includes significant losses in the current year or cumulative losses in the current and prior two years as well as general business and economic trends.

As of January 31, 2012, the Corporation determined that a valuation allowance relating to the deferred tax asset of Quinko-Tek USA was necessary.  This determination was based largely on the negative evidence represented by the losses incurred in the current year and that Quinko-Tek US does not carry on operations to recover these losses in the foreseeable future. Therefore, a valuation allowance of $18,813 at January 31, 2012 was recorded to offset deferred tax assets.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

The Corporation is subject to Canadian and US federal income tax as well as income tax of its provincial and state jurisdictions. The tax years 2009 to 2011 remain open to examination by the Canadian Revenue Agency (“CRA”), the Internal Revenue Service and certain provincial and state jurisdictions.

Quinko-Tek Canada undertakes research and development activities, the costs of which are eligible for investment tax credits which may be refunded or applied to reduce the income tax payable in the current year and future years.  The claim for 2011 was approved by CRA during the 2013 fiscal year and the Company has accrued $35,000 in credits receivable, included in prepaid and sundry assets and recorded as a reduction of expenses.  Investment tax credits for the fiscal year are dependent upon qualification of each individual project under stringent technical criteria and amounts may vary upon further review by CRA.  Adjustments to the claim, if any, will be accounted for in the year of assessment.  The claim for the 2012 fiscal year has not yet been filed and the amount cannot be reasonably estimated. Accordingly no tax credits have been accrued.

The Corporation recognizes interest and penalties related to uncertain tax positions in income tax expense. As of January 31, 2012 and 2011, the Corporation has not recognized any accrued interest and penalties related to uncertain tax positions.

8.	ADVANCES FROM RELATED PARTIES

As of January 31, 2012 and 2011, the Company had advances from related parties which are unsecured, non-interest bearing, and have no specific repayment terms. An amount of $509,789 is due on demand and is presented as current. The balance of these loans, which includes certain amounts which are subordinated to the bank as indicated in note 5, has been classified as long term.

The individual loans comprising advances from related parties are as follows:

	2012	2011

Emil Kroo - the father of a shareholder of the Company	$85,877	$62,326
Joshua Kroo - a shareholder of the Company	27,854	27,958
1855 Hymus Corp – a company controlled by the father of one of Quinko-Tek’s shareholders	59,855	60,000
Kroo Investments Ltd. - a company controlled by the father of one of Quinko-Tek's shareholders	-	144,783
Vinn Investments Ltd. - a company controlled by the father of one of Quinko-Tek's shareholders	175,068	61,106
9187-4073 Quebec Inc. - a company controlled by the father of one of Quinko-Tek's shareholders	150,000	-
Quinko-Tek Quebec Inc. - a company controlled by a shareholder of the Company	359,789	372,188
	858,443	728,361
Less: current portion	509,789	372,188
	$348,654	$356,173

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)
9.	COMMITMENTS AND CONTINGENCY

Commitments

The Company leases its premises in Montreal and Maryland under non-cancelable 10 year operating lease agreements that are renewable on demand. Rent expenditures were $289,808 as at January 31, 2012 ($233,832 – 2011).

The future minimum rentals payable under long-term operating leases for premises, exclusive of certain operating costs for which the Company is responsible are approximately as follows:

2013	$298,376
2014	311,871
2015	315,450
2016	315,450
2017	105,150

$1,346,297

Contingency

The Company has been named as the defendant in a lawsuit involving claims of approximately $62,000. In the opinion of management, this lawsuit is without merit and no provision has been made for these claims in the consolidated financial statements. Should any loss result from these claims, such amount would be a reduction in net income in the year in which the loss occurs.

10. CAPITAL STOCK

During the year ended January 31, 2011 the Company issued 4,005,640 shares of common stock at par value of $0.001, for a total consideration of $131,655.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

11. RELATED PARTY TRANSACTIONS

The following transactions with related parties were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

a) Sales to Quinko-Tek Quebec Inc. in the amount of $420,611 (2011 - $448,915)

b) Purchases from Quinko-Tek Quebec Inc. in the amount of $46,795 (2011 - $247,887)

c) Management fees from Quinko-Tek Quebec Inc. in the amount of $20,199 (2011 - $19,486).

d) On February 1, 2012, Kroo Investments Ltd. forgave $144,246 of the advances owing by Quinko-Tek. The remaining balance of these advances are described in note 8. Forgiveness of these advances are included in the calculation of retained earnings for the year ended January 31, 2012.

e) On May 4, 2010, Vinn Investments Ltd. forgave $974,300 of the advances owing by Quinko-Tek. The remaining balance of these advances are described in note 8. Forgiveness of these advances are included in the calculation of retained earnings for the year ended January 31, 2011.

f) Included in accounts payable is an amount owing of $343,500 (2011 - $333,309) to Quinko-Tek Quebec Inc.

12. FINANCIAL INSTRUMENTS

Fair Values

The Company's financial instruments include accounts receivable and payable, bank indebtedness, income taxes payable, loans payable, and advances from related parties.

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgement is required to estimate fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. As of January 31, 2012 and 2011, the carrying amounts of the above financial instruments approximate their fair values due to the short term maturities of these instruments. The long term advances from related parties are due on demand but have been subordinated in favour of the bank. Since the date of repayment of these advances cannot be determined at this time, their fair values are not practical to estimate.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

Credit Risk Management

Credit risk is the risk that a counterparty will fail to meet its obligations to the Company for amounts owed. The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company monitors the financial condition of its customers and reviews the credit history of each new customer. Management regularly reviews the credit terms of their customers and adjusts them to correspond to historical trends or changing economic circumstances. As of January 31, 2012, 23% of accounts receivable were due from two customers.

Foreign Currency Risk

Foreign currency risk is the risk that fluctuations in the rates of exchange between foreign currencies and the Canadian dollar will impact future cash flows. The Company is exposed to foreign currency risk on the settlement of certain assets and liabilities which are denominated in foreign currencies, most notably the United States Dollar and European Euro.

As of January 31, 2012, assets and liabilities denominated in foreign currencies were as follows:

	US Dollars	Euros
Cash (included in bank indebtedness)	191,994	8,786
Accounts receivable	409,922	-
Accounts payable	255,440	45,573
Accrued liabilities	583,448	-

The Company enters into foreign exchange contracts to hedge future cash flow requirements on the product purchases transacted in US dollars and Euros whereby it purchases specific amounts of currencies at predetermined dates and exchange rates. These contracts are matched with anticipated operational cash outflows in US dollars and Euros, the amounts of which are estimated based on current conditions in the Company's markets and past experience.  There were no open futures contracts open as of January 31, 2012.  During the fiscal year two futures contracts of $300,000 each were purchased and completed.  The futures were short term, 30 and 60 days. All other foreign currency transactions were purchases on the spot market on the day the transaction occurred. For the fiscal year there were eight purchases of US dollars totalling $3,550,000 (US dollars bought with Canadian dollars) and one spot purchase of 10,000 Euros (Euros bought with US dollars).  The Company does not trade in foreign exchange contracts for speculative purposes.  The Company accounts for these contracts as cash flow hedges.  These derivative instruments are only designated for hedge accounting in instances where the appropriate criteria are met.  During the years ended January 31, 2011 and 2012 none of the Company’s derivatives qualified for hedge accounting treatment.

Interest Rate Risk

Interest rate risk is the risk that fair value of future cash flows from a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its operating line of credit, which is interest bearing at a variable rate based on the HSBC prime rate, as discussed in note 5.

QUINKO-TEK INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2012 AND 2011
(Expressed in United States Dollars)

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with its financial liabilities. The Company is reliant upon its bank indebtedness which is currently in excess of the margin provided by the bank.  Although HSBC, the lending institution has indicated they are aware of the excess and do not currently intend to call the debt, there is no assurance that HSBC will continue to allow for the excess financing or that the debt will not be called in future periods.  This indicates a risk that the Company will not have access to the funds necessary to meet its financial obligations in the future.

  13. SUBSEQUENT EVENTS

Events that have occurred subsequent to January 31, 2012 have been evaluated through the date of this audit report. There have been no subsequent events that occurred during such period that would require disclosure in these consolidated financial statements or would be required to be recognized in the consolidated financial statements as of or for the year ended January 31, 2012.

2,002,842 Shares

QUINKO-TEK INTERNATIONAL, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is______________, 2012

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

Securities and Exchange Commission registration fee	$7.57
Federal Taxes	$0.00
State Taxes and Fees	$0
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$106,500.00
Legal fees and expense	$50,000.00
Blue Sky fees and expenses	$0.00
Miscellaneous	$0.00
Total	$157,507.57

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest. We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

On August 31, 2012, our board of directors approved the issuance of 2,028,500 shares of common stock of the Company to Ira Kroo for an aggregate subscription price of $12,228.05.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

In August 2011, we sold 4,005,640 shares of common stock for approximately $130,000. The restricted shares were sold to 111 non-U.S. investors pursuant to a private placement offering at $0.033 per share.  Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Regulation S of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such shareholders were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On January 26, 2012, we issued 3,838,191 shares to Joshua Kroo in exchange for his 210 shares in CanCo. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.

Pursuant to the rollover agreement and the support agreement, on January 26, 2012, we reserved 8,133,309 shares of common stock for issuance to individuals and entities as designated by the owners of the Exchangeable Shares in exchange for 445 outstanding shares of CanCo. Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Item 16. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation. (1)
3.2	By-Laws. (1)
3.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock. (1)
5.1	Legal Opinion of Anslow & Jaclin, LLP. *
10.1	Share Exchange Agreement entered into by and among Quinko-Tek International, Inc., 152724 Canada Inc. and Joshua Kroo, dated January 26, 2012. (1)
10.2	Rollover Agreement by and between Ira Kroo and Quinko-Tek Acquisition Corp., dated January 26, 2012. (1)
10.3	Support Agreement entered in by and among entered in by and among Quinko-Tek International, Inc., Quinko-Tek Call Corp. and Quinko-Tek Acquisition Corp., dated January 26, 2012. (1)
10.4
Voting and Exchange Trust Agreement, entered in by and among Quinko-Tek International, Inc., Quinko-Tek Call Corp., Quinko-Tek Acquisition Corp. and Patriquin Law Professional Corporation, dated January 26, 2012. (1)

10.5	Share Transfer Agreement entered into by and among Quinko-Tek International, Inc., Joshua Kroo and Gavriella Kroo, dated August 31, 2012. *
21.1	List of subsidiaries of the Registrant. (1)
23.1	Consent of DNTW Chartered Accountants, LLP. *
23.2	Consent of Anslow & Jaclin, LLP. (included in Exhibit 5.1)

* Filed herein.
(1) Incorporated by reference to the registration statement on Form S-1 filed with the SEC on March 1, 2012.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

              (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

       iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (5)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

               (6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quebec, Canada, on September 11, 2012.

Quinko-Tek International, Inc.

By:	/s/ Ira Kroo
Ira Kroo Chief Executive Officer and Chief Financial Officer (Principal Executive and Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Ira Kroo	President, Chief Executive Officer, Chief	September 11, 2012
Ira Kroo	Financial Officer, Secretary and Director (Principal Executive and Financial Officer)

/s/ Joshua Kroo	Treasurer and Director	September 11, 2012
Joshua Kroo

/s/ Gavriella Kroo	Director	September 11, 2012
Gavriella Kroo

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation. (1)
3.2	By-Laws. (1)
3.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock. (1)
5.1	Legal Opinion of Anslow & Jaclin, LLP. *
10.1	Share Exchange Agreement entered into by and among Quinko-Tek International, Inc., 152724 Canada Inc. and Joshua Kroo, dated January 26, 2012. (1)
10.2	Rollover Agreement by and between Ira Kroo and Quinko-Tek Acquisition Corp., dated January 26, 2012. (1)
10.3	Support Agreement entered in by and among entered in by and among Quinko-Tek International, Inc., Quinko-Tek Call Corp. and Quinko-Tek Acquisition Corp., dated January 26, 2012. (1)
10.4
Voting and Exchange Trust Agreement, entered in by and among Quinko-Tek International, Inc., Quinko-Tek Call Corp., Quinko-Tek Acquisition Corp. and Patriquin Law Professional Corporation, dated January 26, 2012. (1)

10.5	Share Transfer Agreement entered into by and among Quinko-Tek International, Inc., Joshua Kroo and Gavriella Kroo, dated August 31, 2012. *
21.1	List of subsidiaries of the Registrant. (1)
23.1	Consent of DNTW Chartered Accountants, LLP. *
23.2	Consent of Anslow & Jaclin, LLP. (included in Exhibit 5.1)

* Filed herein.
(1) Incorporated by reference to the registration statement on Form S-1 filed with the SEC on March 1, 2012.